EXHIBIT 10.19

CUSIP Number: 21871QAF-1

$250,000,000

TERM LOAN CREDIT AGREEMENT

dated as of December 18, 2019

by and among

CORECIVIC, INC.,

as Borrower,

the Lenders referred to herein,

NOMURA CORPORATE FUNDING AMERICAS, LLC,

as Administrative Agent,

NOMURA SECURITIES INTERNATIONAL, INC.,

as a Lead Arranger and Bookrunner

Page

Article I	DEFINITIONS1
Section 1.1	Definitions1
Section 1.2	Other Definitions and Provisions30
Section 1.3	Accounting Terms31
Section 1.4	UCC Terms31
Section 1.5	Rounding31
Section 1.6	References to Agreement and Laws31
Section 1.7	Times of Day31
Section 1.8	[Reserved.]31
Section 1.9	Consolidation of Variable Interest Entities32
Article II	TERM LOAN FACILITY32
Section 2.1	Term Loan32
Section 2.2	Procedure for Advance of Term Loan32
Section 2.3	Repayment of the Term Loan32
Section 2.4	Prepayment of the Term Loan32
Section 2.5	Call Premium34
Article III	[RESERVED.]35
Article IV	GENERAL LOAN PROVISIONS35
Section 4.1	Interest35
Section 4.2	Notice and Manner of Conversion or Continuation of Term Loan37
Section 4.3	Fees37
Section 4.4	Manner of Payment37
Section 4.5	Evidence of Indebtedness38
Section 4.6	Adjustments38
Section 4.7	Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent39
Section 4.8	Changed Circumstances39
Section 4.9	Indemnity41
Section 4.10	Increased Costs41
Section 4.11	Taxes42
Section 4.12	Mitigation Obligations; Replacement of Lenders46
Section 4.13	Security47
Section 4.14	[Reserved.]47

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(continued)

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Section 4.15	Defaulting Lenders47
Article V	CONDITIONS OF CLOSING AND BORROWING48
Section 5.1	Conditions to Closing and Initial Extensions of Credit48
Section 5.2	[Reserved]51
Article VI	REPRESENTATIONS AND WARRANTIES OF THE BORROWER51
Section 6.1	Representations and Warranties51
Section 6.2	Survival of Representations and Warranties, Etc58
Article VII	FINANCIAL INFORMATION AND NOTICES58
Section 7.1	Financial Statements and Projections58
Section 7.2	Officer’s Compliance Certificate59
Section 7.3	Other Reports59
Section 7.4	Notice of Litigation and Other Matters59
Section 7.5	Accuracy of Information60
Section 7.6	Posting of Borrower Materials60
Article VIII	AFFIRMATIVE COVENANTS61
Section 8.1	Preservation of Corporate Existence and Related Matters61
Section 8.2	Maintenance of Property61
Section 8.3	Insurance61
Section 8.4	Accounting Methods and Financial Records62
Section 8.5	Payment and Performance of Obligations62
Section 8.6	Compliance With Laws and Approvals62
Section 8.7	Environmental Laws62
Section 8.8	Compliance with ERISA63
Section 8.9	Compliance With Agreements63
Section 8.10	Visits and Inspections63
Section 8.11	Additional Subsidiaries63
Section 8.12	Designation of Restricted and Unrestricted Subsidiaries64
Section 8.13	Use of Proceeds65
Section 8.14	PATRIOT Act65
Section 8.15	Further Assurances65
Section 8.16	Senior Unsecured Notes65
Section 8.17	Eligible Assets66

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(continued)

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Section 8.18	REIT Status66
Section 8.19	Anti-Corruption Laws; Beneficial Ownership Regulation; Anti-Money Laundering Laws and Anti-Terrorism Laws66
Section 8.20	Maintenance of Debt Ratings67
Section 8.21	Prepayment of Senior Unsecured 2020 Notes67
Section 8.22	Post-Closing Real Estate Matters67
Section 8.23	Post-Closing Matters68
Article IX	FINANCIAL COVENANTS68
Section 9.1	Consolidated Secured Leverage Ratio68
Section 9.2	Loan-to-Value Requirement Test68
Article X	NEGATIVE COVENANTS69
Section 10.1	Limitations on Indebtedness69
Section 10.2	Limitations on Liens71
Section 10.3	Limitations on Mergers and Liquidation73
Section 10.4	Limitations on Asset Dispositions73
Section 10.5	Restricted Payments76
Section 10.6	Limitations on Exchange and Issuance of Disqualified Stock77
Section 10.7	Transactions with Affiliates77
Section 10.8	Certain Accounting Changes; Organizational Documents78
Section 10.9	Amendments; Payments and Prepayments of Material Indebtedness78
Section 10.10	Restrictive Agreements78
Section 10.11	Nature of Business78
Section 10.12	Impairment of Security Interests78
Section 10.13	Use of Proceeds78
Section 10.14	Sanctions; Anti-Corruption Laws79
Article XI	DEFAULT AND REMEDIES79
Section 11.1	Events of Default79
Section 11.2	Remedies81
Section 11.3	Rights and Remedies Cumulative; Non-Waiver; Etc81
Section 11.4	Crediting of Payments and Proceeds82
Section 11.5	Administrative Agent May File Proofs of Claim83
Section 11.6	Credit Bidding83
Article XII	THE ADMINISTRATIVE AGENT84

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(continued)

Page

Section 12.1	Appointment and Authority84
Section 12.2	Rights as a Lender84
Section 12.3	Exculpatory Provisions84
Section 12.4	Reliance by the Administrative Agent85
Section 12.5	Delegation of Duties86
Section 12.6	Resignation or Removal of Administrative Agent86
Section 12.7	Non-Reliance on Administrative Agent and Other Lenders87
Section 12.8	No Other Duties, Etc87
Section 12.9	Collateral and Guaranty Matters87
Section 12.10	[Reserved]88
Section 12.11	Lender ERISA Representation88
Article XIII	MISCELLANEOUS89
Section 13.1	Notices89
Section 13.2	Amendments, Waivers and Consents90
Section 13.3	Expenses; Indemnity92
Section 13.4	Right of Set-off93
Section 13.5	Governing Law; Jurisdiction, Etc94
Section 13.6	Waiver of Jury Trial94
Section 13.7	Reversal of Payments95
Section 13.8	Injunctive Relief; Punitive Damages95
Section 13.9	Accounting Matters95
Section 13.10	Successors and Assigns; Participations95
Section 13.11	Confidentiality99
Section 13.12	Performance of Duties100
Section 13.13	All Powers Coupled with Interest100
Section 13.14	Survival of Indemnities100
Section 13.15	Titles and Captions100
Section 13.16	Severability of Provisions100
Section 13.17	Counterparts100
Section 13.18	Integration100
Section 13.19	Term of Agreement101
Section 13.20	Advice of Counsel, No Strict Construction101

-iv-

(continued)

Page

Section 13.21	No Advisory or Fiduciary Responsibility101
Section 13.22	USA Patriot Act101
Section 13.23	Inconsistencies with Other Documents; Independent Effect of Covenants101
Section 13.24	Electronic Execution of Assignments and Certain Other Documents102
Section 13.25	[Reserved.]102
Section 13.26	[Reserved.]102
Section 13.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions102
Section 13.28	Acknowledgement Regarding Any Supported QFCs103

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EXHIBITS

Exhibit A -Form of Note

Exhibit B-Form of Notice of Borrowing

Exhibit C-Form of Notice of Account Designation

Exhibit D-Form of Notice of Prepayment

Exhibit E-Form of Notice of Conversion/Continuation

Exhibit F-Form of Officer’s Compliance Certificate

Exhibit G-Form of Assignment and Assumption

Exhibit H-1	-Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)

Exhibit H-4-Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES

Schedule 1.1(b)-Existing Loans, Advances and Investments

Schedule 1.1(c)-Book Value of Designated Assets

Schedule 6.1(a)-Jurisdictions of Organization and Qualification

Schedule 6.1(b)-Subsidiaries and Capitalization

Schedule 6.1(i)-ERISA Plans

Schedule 6.1(l)-Material Indebtedness

Schedule 6.1(m)-Labor and Collective Bargaining Agreements

Schedule 6.1(u)-Litigation

Schedule 8.23-Post-Closing Matters

Schedule 10.2-Existing Liens

Schedule 10.7-Transactions with Affiliates

vi

TERM LOAN CREDIT AGREEMENT, dated as of December 18, 2019, by and among CORECIVIC, INC., a Maryland corporation (the “Borrower”), the lenders who are or may become a party to this Agreement pursuant to the terms hereof, as Lenders, and NOMURA corporate funding americas, llc, a Delaware limited liability company, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1  Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Nomura, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of such Person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agecroft” means Agecroft Prison Management Limited, incorporated in England and Wales.

“Agecroft Note” means the Subordinated Loan Agreement among Agecroft, the Borrower and Sodexho Alliance S.A., dated July 6, 1998, in the original aggregate principal amount of £6,309,000.

“Agreement” means this Term Loan Credit Agreement.

“All-In Yield” means as to any Indebtedness, the yield thereof, determined by (a) including interest rate margins, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity of such Indebtedness), upfront fees payable by the Borrower generally to all the lenders of such Indebtedness, (b) including any LIBOR or Base Rate “floor” applicable to such Indebtedness (provided that any increase in the All-In Yield with respect to the Term Loan due to the application of a LIBOR or Base Rate "floor" to any such Indebtedness shall be effected solely through an increase, to the extent of such differential, in the LIBOR or Base Rate "floor" applicable to the Term Loan, but only if and to the extent an increase in such floor with respect to the Term Loan would cause an increase in the interest rate then in effect with respect thereto) and (c) excluding arrangement, commitment, structuring and underwriting fees and any amendment fees and other fees, in each case, not shared generally with other lenders of such Indebtedness.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (a) with respect to LIBOR Rate Loans, 4.50% and (b) with respect to Base Rate Loans, 3.50%.

“Appraisal” means an appraisal pursuant to which the Appraised Value of an Eligible Asset (or other asset for which an Asset Lien Value is being determined) has been determined in accordance with the definition of “Appraised Value”.

“Appraised Value” means (a) with respect to any Eligible Asset for which an appraisal is required pursuant to Section 8.22, or for determining Asset Lien Value, at the Borrower’s option, the appraised value determined by a commercial appraiser reasonably satisfactory to the Administrative Agent using either (i) the cost approach or (ii) the business value of the Eligible Asset (or other asset for which an Asset Lien Value is being determined) based primarily on the cash flows of such Eligible Asset and (b) with respect to any Eligible Asset for which an appraisal is required pursuant to Section 8.17, the appraised value determined by a commercial appraiser reasonably satisfactory to the Administrative Agent using the business value of the Eligible Asset based primarily on the cash flows of such Eligible Asset.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Nomura Securities International, Inc., and each other bank or financial institution acting as an arranger of the Credit Facility, in such capacity.

“Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include any Equity Issuance.

“Asset Lien Value” means, with respect to a Lien on assets of the Borrower and its Restricted Subsidiaries, the greater of (a) the fair market value of the asset(s) subject to such Lien based on recent Appraisals delivered to and reasonably acceptable to the Administrative Agent and (b) the net book value of such asset(s), in each case determined at the time such Lien is created.

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Capital Stock of the Borrower or any Subsidiary by the Borrower or a Restricted Subsidiary of the Borrower for (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses and/or (c) one or more real estate properties.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2018, and the related Consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or one-month LIBOR. Notwithstanding anything to the contrary in this Agreement, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Loan” means any portion of the Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereof.

“Borrower Materials” has the meaning assigned thereto in Section 7.6.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Chicago, Illinois and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Lease” means any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means:  (a) Dollars; (b) Government Securities having maturities of not more than one year from the date of acquisition; (c) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of twelve months or less from the date of acquisition; (d) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender party to this Agreement or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and one of the two highest rating categories obtainable from either Moody’s or S&P; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and (g) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.

“Change in Control” means an event or series of events by which (a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the outstanding common stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) there shall have occurred under any indenture, contract or agreement evidencing any Material Indebtedness (including any Senior Unsecured Notes) any “change in control” or similar event (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein or (c) a majority of the members of the board of directors of the Borrower cease to be Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents, comprised initially of three or more Eligible Assets that collectively satisfy the Loan-to-Value Requirement as of the Closing Date or such later date on which a particular real estate asset is identified for inclusion as Collateral.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, plus (a) an amount equal to any extraordinary, unusual or non-recurring charges, plus any net loss realized by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition, to the extent such charges or losses were deducted in computing such Consolidated Net Income, plus (b) provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus (c) Consolidated Interest Expense for such period, whether paid or accrued and whether or not capitalized, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including minority interest expense, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (e) non-cash items (including gains attributable to minority interests) increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, minus (f) extraordinary, unusual or non-recurring gains to the extent such gains were included in computing such Consolidated Net Income, in each case, on a Consolidated basis and determined in accordance with GAAP.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions (if accounted for as a merger or consolidation) and any Asset Dispositions (excluding any Asset Disposition for an aggregate consideration of $10,000,000 or less) closed during such period, including adjustments reflecting any non-recurring costs and any extraordinary expenses of any Permitted Acquisitions and any Asset Dispositions closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to the Consolidated Fixed Charges for such period.  In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated and on or prior to the date as of which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Consolidated Fixed Charges Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:  (i) acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Consolidated Fixed Charges Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, and (iii) the Consolidated Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Fixed Charges Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Consolidated Fixed Charges Calculation Date.

For purposes of making the computations referred to above, the pro forma change in Consolidated EBITDA projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable cost savings and costs, as the case may be, expected to be realized during the consecutive four-quarter period commencing after an acquisition or similar transaction (the “Savings Period”) will be included in such calculation for any reference period that includes any of the Savings Period; provided that any such pro forma change to such Consolidated EBITDA will be without duplication for cost savings and costs actually realized and already included in such Consolidated EBITDA.  If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) will have made any Investment, acquisition, disposition, merger or consolidation or discontinued operations that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Restricted Subsidiaries in accordance with GAAP:  (a) Consolidated Interest Expense, whether paid or accrued, excluding amortization of debt issuance costs and original issue discount and other non-cash interest payments, plus, (b) the consolidated interest that was capitalized during such period, plus, (c) any interest expense on Indebtedness of another Person that is a Guaranty Obligation of the Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of the Borrower or one of its Restricted Subsidiaries, whether or not such Guaranty

Obligation or Lien is called upon, plus, (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock, other than (1) dividends on Capital Stock payable in Capital Stock of the Borrower (other than Disqualified Stock) or (2) dividends to the Borrower or a Restricted Subsidiary of the Borrower, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of the Borrower, expressed as a decimal, plus, (e) regularly scheduled installments of principal payable with respect to all Consolidated Total Indebtedness (but excluding any balloon payments due at maturity).

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the interest expense (including interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the Borrower and its Restricted Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Restricted Subsidiaries, for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:  (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the cumulative effect of changes in accounting principles will be excluded and (d) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Borrower or one of its Subsidiaries.

“Consolidated Secured Debt” means as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien on any asset or property of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Secured Debt as of such date minus (ii) the aggregate amount of domestic Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 ending on or immediately prior to such date.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles, shown on the Borrower’s most recent Consolidated balance sheet, determined on a Consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the Prior Closing Date in the book value of any asset (except any such intangible assets) owned by the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Restricted Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness on such date minus (ii) the aggregate amount of domestic Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the most recently ended period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 ending on or immediately prior to such date.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Facility” means the term loan facility established pursuant to Section 2.1.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Rating” means the corporate family rating or corporate rating of the Borrower by Moody’s, S&P and/or Fitch, as applicable.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1 that with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 4.15(b), any Lender that (a) has failed to (i) fund all or any part of its portion of the Term Loan, required to be funded by it hereunder within two Business Days of the date such portion or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its portion of the Term Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Asset Contract” means each of the following contracts pursuant to which the Borrower or any of its Restricted Subsidiaries has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of the Borrower or a Restricted Subsidiary’s ownership in such Designated Assets, in each case as in effect on the date of this Agreement:  (i) Contract Number CSP 901412 between the Ohio Department of Rehabilitation and CoreCivic, Inc. regarding Lake Erie Correctional Institution; (ii) Contract No. 467-019-955259-1, dated July 24, 1996, between the Georgia Department of Corrections and CoreCivic, Inc. regarding Coffee Correctional Facility; (iii) Contract No. 467-019-955259-2, dated July 24, 1996, between the Georgia Department of Corrections and CoreCivic, Inc. regarding Wheeler Correctional Facility; (iv) Agreement, dated October 6, 1998, between the Tallahatchie County Correctional Authority and Corrections Corporation of America regarding the Tallahatchie County Correctional Facility; (v) Contract for Facility Development - Design, Build, dated July 22, 1998, between the Montana Department of Corrections and Corrections Corporation of America regarding Crossroads Correctional Center; (vi) Agreement dated September 16, 2010 between the Georgia Department of Corrections and CoreCivic, Inc. regarding Jenkins Correctional Center; (vii) Correctional Services Contract, dated October 1, 2014, between the State of Oklahoma Department of Corrections and CoreCivic, Inc. or Cimarron Correctional Facility and Davis Correctional Facility; (viii) Incarceration Agreement, dated June 1, 2017, between the State of Tennessee, Department of Correction and Hardeman County, Tennessee and the related Contract for the Lease of Whiteville Correctional Facility, dated October 9, 2002, between Hardeman County, Tennessee and Corrections Corporation of America; (ix) Management Services Contract between Citrus County, Florida and Corrections Corporation of America, effective October 1, 2005, that among other things, required the Borrower to fund and construct a facility expansion that included 360 beds, a new medical facility, and a new courtroom at the Citrus County Detention Facility; (x) Agreement dated December 16, 2015, between the State of Arizona Department of Corrections and CoreCivic, Inc. regarding Red Rock Correctional Center; and (xi) any contract entered into after the Prior Closing Date under which the Borrower or any of its Restricted Subsidiaries has granted (a) an option to purchase a Designated Asset for the Designated Asset Value or (b) a right of reversion of all or a portion of its ownership in such Designated Asset; provided that such contract is entered into in the ordinary course of business, is consistent with past practices and is authorized by a resolution of the board of directors of the Borrower set forth in an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such contract has been approved by a majority of the members of the board of directors of the Borrower and the option to purchase or right to reversion in such contract is on terms the board of directors of the Borrower has determined to be reasonable and in the best interest of the Borrower.

“Designated Asset Value” means the aggregate consideration specified in a Designated Asset Contract to be received by the Borrower or a Restricted Subsidiary upon the exercise of an option to acquire a Designated Asset pursuant to the terms of a Designated Asset Contract.

“Designated Assets” means those Subject Facilities owned by the Borrower or any of its Restricted Subsidiaries that are located in Lecanto, Florida; Nichols, Georgia; Alamo, Georgia; Millen, Georgia; Tutwiler, Mississippi; Shelby, Montana; Conneaut, Ohio; Cushing, Oklahoma; Holdenville, Oklahoma; Whiteville, Tennessee; and Eloy, Arizona (Red Rock Correctional Center); and other Subject Facilities acquired by the Borrower or a Restricted Subsidiary after the Prior Closing Date, in each case so long as, and to the extent that, the Borrower or such Restricted Subsidiary has granted an option to purchase such Subject Facility (or provided for the reversion of the Borrower’s (or such Restricted Subsidiary’s) ownership interest in all or a portion of such Subject Facility) pursuant to a Designated Asset Contract.  The book value of each of the Subject Facilities designated as Designated Assets as of December 31, 2017 is set forth on Schedule 1.1(c).

“Designated Non-Cash Consideration” means the fair market value of the total consideration received by the Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate of the Borrower, setting forth the basis of such valuation, executed by the Borrower’s principal executive officer or principal financial officer, less the amount of cash or Cash Equivalents received in connection with the Asset Disposition, in form reasonably satisfactory to the Administrative Agent; provided, however, that if the Designated Non-Cash Consideration is in the form of Indebtedness, the total amount of such Designated Non-Cash Consideration outstanding at one time shall not exceed the greater of (a) $25,000,000 and (b) 2.50% of Consolidated Tangible Assets.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Stock” means any Capital Stock issued by any Credit Party that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, prior to the date that is six (6) months after the Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of this Agreement.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any State within the United States, but excluding any United States territories.

“EEA Financial Institution” means (a) any credit institution or investment firm, established in any EEA Member Country, that is subject to the supervision of an EEA Resolution Authority, (b) any entity, established in an EEA Member Country, that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution, established in an EEA Member Country, that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” means a Subject Facility of the Credit Parties that, with respect to a Prison Facility, has active management contracts with at least one United States state government counterparty, or in the case of multiple contracts at an individual facility, active management contracts with one or more United States state government counterparties representing a majority of the residents in such facility.

“Eligible Assignee” means any Person that satisfies all of the requirements to be an assignee under Section 13.10(b)(iii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means any issuance by the Borrower or any Restricted Subsidiary to any Person that is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower or any Subsidiary of the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for Borrower and its Restricted Subsidiaries on a Consolidated basis, for any Fiscal Year:

(a)the sum, without duplication, of (i) Consolidated EBITDA (calculated without giving effect to any pro forma adjustment described in the last sentence of the definition of Consolidated EBITDA) for such Fiscal Year, (ii) extraordinary, unusual or non-recurring gains received in cash, to the extent such gains were deducted in computing Consolidated EBITDA for such Fiscal Year and (iii) decreases in Working Capital for such Fiscal Year, minus

(b)the sum, without duplication, of

(i)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of capital expenditures or Permitted Acquisitions made in cash by the Borrower and its Restricted Subsidiaries during such Fiscal Year, except to the extent financed (directly or indirectly) with the proceeds of Indebtedness (other than revolving Indebtedness), Asset Dispositions, Insurance/Condemnation Events or Equity Issuances,

(ii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of cash consideration paid by the Borrower and its Restricted Subsidiaries in connection with other Permitted Investments (excluding Investments in cash or Cash Equivalents, Investments in the Borrower or any Person that is a Subsidiary at the time of such Investment and the amount of any Permitted Investments deducted pursuant to clause (b)(i) above or clause (b)(iii) below) made during such Fiscal Year to the extent that such Investments were not financed (directly or indirectly) with the proceeds of Indebtedness (other than revolving Indebtedness), Asset Dispositions, Insurance/Condemnation Events or Equity Issuances,

(iii)each of (x) the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (such amount, the “Contract Consideration”) entered into prior to or during such Fiscal

Year and (y) any planned cash expenditures by the Borrower and its Restricted Subsidiaries (such amount, the “Planned Expenditures”), in the case of each of clauses (x) and (y), relating to capital expenditures, Permitted Acquisitions or other Permitted Investments (excluding Investments in cash or Cash Equivalents and Investments in the Borrower or any Person that is a Subsidiary at the time of such Investment) to be consummated or made during the Fiscal Year immediately following the end of such Fiscal Year and identified in writing to the Administrative Agent with reasonable supporting calculations (except to the extent financed (directly or indirectly) with the proceeds of Indebtedness (other than revolving Indebtedness), Asset Dispositions, Insurance/Condemnation Events or Equity Issuances; provided that to the extent that the aggregate amount of cash actually utilized to finance such capital expenditures, Permitted Acquisitions or such other Permitted Investments or during such following period of four consecutive fiscal quarters is less than such Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(iv)Consolidated Interest Expense for such Fiscal Year, whether paid or accrued and whether or not capitalized, to the extent that any such expense was added in computing Consolidated EBITDA,

(v)provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was added in computing Consolidated EBITDA for such Fiscal Year,

(vi)the aggregate amount of (x) all scheduled principal payments (but not voluntary or mandatory prepayments) of Indebtedness of the Borrower and its Restricted Subsidiaries and (y) all mandatory prepayment of Indebtedness, in each case to the extent that such payments were not financed (directly or indirectly) with the proceeds of Indebtedness (other than revolving Indebtedness), Asset Dispositions, Insurance/Condemnation Events or Equity Issuances,

(vii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of Restricted Payments paid or made in cash during such Fiscal Year, or after such Fiscal Year but prior to the making of the payment required by Section 2.4(b)(iv) for such Fiscal Year, by the Borrower and its Restricted Subsidiaries pursuant to clauses (E) and (F) of the proviso to Section 10.5, to the extent such Restricted Payments were not financed (directly or indirectly) with the proceeds of Indebtedness (other than revolving Indebtedness), Asset Dispositions, Insurance/Condemnation Events or Equity Issuances,

(viii)an amount equal to any extraordinary, unusual or non-recurring charges paid in cash, plus any net losses realized by the Borrower or any of its Restricted Subsidiaries in connection with Asset Dispositions and Insurance/Condemnation Events, to the extent such charges or losses were added in computing Consolidated EBITDA for such Fiscal Year,

(ix)gains realized from Asset Dispositions and Insurance/Condemnation Events, to the extent such gains were not deducted in computing Consolidated EBITDA for such Fiscal Year, and

(x)increases in Working Capital for such Fiscal Year.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of April 27, 2018, by and among the Borrower, the lenders party thereto and [the agent bank thereunder], as administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Existing Loan Documents” means the Existing Agreement and the other “Loan Documents” (as defined therein).

“Existing Term Loan” means the Incremental Term-2 Loan, as defined in the Existing Credit Agreement, and any refinancing or replacement thereof or substitution therefor to the extent the principal amount of any such refinancing, replacement or substitution does not exceed the principal amount of the Incremental Term-2 Loan on the Closing Date plus any transaction costs reasonably incurred in connection therewith.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the aggregate principal amount of the portion of the Term Loan made by such Lender then outstanding, or (b) the making of any portion the Term Loan by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent on such day on such transactions by three (3) federal funds brokers of recognized standing as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the letter agreements, dated October 25, 2019, between the Borrower and Nomura Securities International, Inc., (ii) the letter agreement, dated December 18, 2019, between the Borrower and the Administrative Agent and (iii) other additional letter agreements among the

Borrower and certain of the Arrangers, Lenders and/or the Administrative Agent in connection with the Credit Facility.

“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fitch” means Fitch, Inc. and any successor thereto.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, for any period, Consolidated Net Income for such period, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures calculated on the same basis.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Government Securities” means securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States, any State within the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person including, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, or toxic substances under any Environmental Law, (b) that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which requires investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law, (e) that are deemed to constitute a nuisance or a trespass that pose a health or safety hazard to Persons or neighboring properties under any Environmental Law, or (f) that contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or nuclear fuel.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Hedging Agreement (which such Hedging Agreement is permitted hereunder).

“HMT” means Her Majesty’s Treasury.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Indebtedness” means, with respect to the Borrower and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), excluding trade payables arising in the ordinary course of business;

(c)the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases;

(d)all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but excluding any such Indebtedness arising as a result of a Lien on the Capital Stock of Agecroft);

(e)all Guaranty Obligations of any such Person;

(f)all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn and banker’s acceptances issued for the account of any such Person;

(g)all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person; and

(h)all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Information” has the meaning assigned thereto in Section 13.11.

“Insurance/Condemnation Event” means the receipt by any Credit Party or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure of any Person and any confirming letter executed pursuant to such agreement.

“Investments” means, with respect to any Person, without duplication, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranty Obligations or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Lender” means each Person executing this Agreement as a Lender as set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means:

(a)for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate as approved by the Administrative Agent, as published by Bloomberg (or other commercially available source providing quotations of London Interbank Offered Rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day:

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate = LIBOR

1.00-Eurodollar Reserve Percentage

Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than 1.0%.

“LIBOR Rate Loan” means any portion of the Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning provided in Section 4.8(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset and having substantially the same economic effect as any of the foregoing.

“Loan Documents” means, collectively, this Agreement, each Note, the Subsidiary Guaranty Agreement, the Security Documents, and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Restricted Subsidiary in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan-to-Value Requirement” means, at any time, the requirement that the Mortgaged Properties at such time have an aggregate Appraised Value such that the aggregate principal amount of the Term Loan is not more than 80% of such aggregate Appraised Value.

“Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents to which they are parties.

“Material Indebtedness” means (a) any Indebtedness or Guaranty Obligations of the Borrower or any of its Restricted Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $25,000,000 per annum, (b) the Senior Unsecured Notes and any documents related thereto, and (c) the documentation governing any Qualified Trust Indebtedness.

“Maturity Date” means the earliest to occur of (a) December 18, 2024 and (b) the date of acceleration of the Term Loan by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” means any Eligible Asset that is subject to a Mortgage.

“Mortgages” means the collective reference to each mortgage, deed of trust, deed to secure debt or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance/Condemnation Event, all cash and Cash Equivalents received by any Credit Party or any of its Restricted Subsidiaries therefrom (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction or event (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such transaction or event, the amount of such excess, upon determination, shall constitute Net Cash Proceeds), (ii) Restricted Payments consisting of distributions of taxable gains that have the effect of reducing taxes otherwise payable to a Governmental Authority as a result of such transaction or event, (iii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iv) the principal amount of, premium, if any, and interest on any Indebtedness (other than Indebtedness under the Loan

Documents) secured by a Lien on the asset (or a portion thereof) disposed of, to the extent such Indebtedness is required to be repaid in connection with such transaction or event and (v) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance/Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by such Credit Party or any of its Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (b) with respect to any issuance of Indebtedness, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred and Indebtedness repaid in connection therewith.

“Net Hedging Obligations” means, as of any date, the Termination Value of any Hedging Agreement on such date.

“Net Income” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:  (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:  (i) any Asset Disposition; or (ii) the disposition of any securities by the Borrower or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Restricted Subsidiaries (whether by redemption, repurchase, defeasance, repayment or otherwise), and any related premiums, fees and expenses, (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any impairment losses (including those resulting from impairment of goodwill recorded on the Consolidated financial statement of the Borrower and its Restricted Subsidiaries pursuant to FASB ASC 350 - Intangibles - Goodwill and Other and those resulting from impairment or disposal of long-lived assets recorded on the Consolidated financial statements of the Borrower or a Restricted Subsidiary pursuant to FASB ASC 360 - Property, Plant, and Equipment), (d) any loss resulting from the change in fair value of a derivative financial instrument pursuant to FASB ASC 815 - Derivatives and Hedging, (e) amortization of debt issuance costs and (f) any Capital Stock-based compensation expense.

“Nomura” means Nomura Corporate Funding Americas, LLC or a third party as its sub-agent.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Asset” has the meaning assigned to it in Section 8.17(b).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit A.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.2.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2.

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(a).

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loan and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Restricted Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to the Term Loan, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee that is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).

“Participant” has the meaning assigned thereto in Section 13.11(d).

“Participant Register” has the meaning assigned thereto in Section 13.11(d).

“PATRIOT Act” has the meaning assigned thereto in Section 13.22.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and that (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means any Investment by the Borrower or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements:

(a)the Person or business to be acquired shall be engaged primarily in a Permitted Business;

(b)if such transaction is a merger or consolidation, the Borrower or a Restricted Subsidiary shall be the surviving Person and no Change in Control shall have been effected thereby;

(c)the Borrower shall deliver to the Administrative Agent such documents as are reasonably requested by the Administrative Agent pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11;

(d)in the case of any acquisition with an aggregate purchase price greater than $100,000,000, no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Borrower (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(e)no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

(f)the Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent in connection with the acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Restricted Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other material agreement evidencing such acquisition, including all legal opinions and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Business” means the business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date, including the privatization of governmental services and the acquisition, development, ownership, operation and leasing of real property intended to be leased primarily to Governmental Authorities of or within the United States, and businesses reasonably related to the foregoing or ancillary or incidental thereto or a reasonable extension thereof

“Permitted Investments” means:

(a)any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(b)any Investment in cash or Cash Equivalents;

(c)any Permitted Acquisition;

(d)any Investment made as a result of the receipt of Purchase Notes or non-cash consideration (including Designated Non-Cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 10.4;

(e)any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Borrower;

(f)any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(g)Hedging Obligations;

(h)other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this subsection (h), not to exceed $200,000,000;

(i)payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(j)loans or advances to employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary in an aggregate principal amount not to exceed $5,000,000 outstanding at any one time;

(k)stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(l)Investments in existence on the Prior Closing Date and set forth on Schedule 1.1(b);

(m)Guaranty Obligations issued in accordance with Section 10.1;

(n)Investments that are made with Capital Stock of the Borrower (other than Disqualified Stock of the Borrower);

(o)any Investment by the Borrower or any Restricted Subsidiary of the Borrower in joint ventures in a Permitted Business, when taken together with all other Investments made pursuant to this subsection (o), not to exceed $100,000,000 outstanding at any one time; and

(p)any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) since the Prior Closing Date (but, to the extent that any Investment made pursuant to this clause (p) since the Prior Closing Date is sold or otherwise liquidated for cash, minus the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment) not to exceed ten percent (10%) of Consolidated Tangible Assets; provided that such Person is engaged primarily in a Permitted Business;

Notwithstanding the foregoing, Investments in Unrestricted Subsidiaries pursuant to clauses (a)-(p) above made at any time that the Consolidated Secured Leverage Ratio (after giving pro forma effect to any such Investment to be made) exceeds 2.25 to 1.00 shall not exceed $75,000,000 (provided that no Investments in Unrestricted Subsidiaries may be made if any Default or Event of Default exists at the time of such Investment or after giving effect thereto); it being understood that this is a limitation on a prospective basis only and that no Default or Event of Default shall occur as a result of this limitation retroactively.

For all purposes of this Agreement, if an Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, the Borrower (i) shall have the right to determine in its sole discretion the clause to which such Investment is to be allocated, (ii) shall not be required to allocate the amount of such Investment to more than one of such clauses, (iii) may elect in its sole discretion to apportion such item of Investment between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Investment between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Investment meets the requirements of the clause to which reallocated or reclassified.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means, at any time, the rate of interest last quoted by the Wall Street Journal (or another national publication selected by the Administrative Agent) as the United States “Prime Rate”.

“Prior Closing Date” means April 17, 2018.

“Prison Facility” means any prison, correctional, detention or juvenile facility owned or operated by the Borrower or any of its Restricted Subsidiaries and any other facility used by the Borrower or any of its Restricted Subsidiaries in the operation of a Permitted Business.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned thereto in Section 7.6.

“Purchase Notes” means notes or other obligations received by any Credit Party in connection with an Asset Disposition of an Unoccupied Subject Facility that is otherwise permitted pursuant to Section 10.4.

“Qualified Trust” means a trust or other special purpose vehicle formed for the sole purpose of, and which is limited by its charter or other organizational documents to conduct no business other than, issuing Qualified Trust Preferred Stock and lending the proceeds from such issuance to the Borrower.

“Qualified Trust Indebtedness” means Indebtedness of the Borrower or its Restricted Subsidiaries to a Qualified Trust (a) in an aggregate principal amount not exceeding the amount of funds raised by such trust from the issuance of Qualified Trust Preferred Stock and (b) that by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Qualified Trust or the holder of any Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Qualified Trust or any holder of the Qualified Trust

Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that such Qualified Trust Indebtedness may be redeemed pursuant to its terms upon a change of control of the Borrower if the terms of such Qualified Trust Indebtedness (a) define a “change of control” in a manner that is not more expansive or inclusive than the change of control definition contained in this Agreement and (b) explicitly provide that no payment shall be made with respect to such Indebtedness upon a “change of control” unless such payment is permitted by the provisions of this Agreement.

“Qualified Trust Preferred Stock” means a preferred stock or preferred interest in a Qualified Trust the net proceeds from the issuance of which are used to finance Qualified Trust Indebtedness and that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Qualified Trust Preferred Stock), or upon the happening of any event, does not mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Qualified Trust Preferred Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinancing Indebtedness” has the meaning assigned thereto in Section 10.1(k).

“Register” has the meaning assigned thereto in Section 13.10(c).

“REIT” means a real estate investment trust under Sections 856-860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, assistant controller, treasurer, assistant treasurer, secretary or assistant secretary of a Credit Party, or any other officer of a Credit Party reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned thereto in Section 10.5.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means the Revolving Credit Commitment, as defined in the Existing Credit Agreement, and any refinancing or replacement thereof or substitution therefor.

“Revolving Credit Facility” means the Revolving Credit Facility, as defined in the Existing Credit Agreement, and any refinancing or replacement thereof or substitution therefor.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, HMT, or other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union, HMT, or other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Mortgages and each other agreement or writing, if any, pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

“Senior Unsecured 2020 Notes” means the Indebtedness of the Borrower evidenced by its 4.125% Senior Notes due 2020, in the original aggregate principal amount of $325,000,000, issued pursuant to that certain Indenture dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee.

“Senior Unsecured 2022 Notes” means the Indebtedness of the Borrower evidenced by its 5.00% Senior Notes due 2022, in the original aggregate principal amount of $250,000,000, issued pursuant to that certain Indenture dated as of September 25, 2015, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented by that certain First Supplemental Indenture dated as of September 25, 2015, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee.

“Senior Unsecured 2023 Notes” means the Indebtedness of the Borrower evidenced by its 4.625% Senior Notes due 2023, in the original aggregate principal amount of $350,000,000, issued pursuant to that certain Indenture dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee.

“Senior Unsecured 2027 Notes” means the Indebtedness of the Borrower evidenced by its 4.75% Senior Notes due 2027, in the original aggregate principal amount of $250,000,000, issued pursuant to that certain Indenture dated as of September 25, 2015, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented by that certain Second Supplemental Indenture dated as of October 13, 2017, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee.

“Senior Unsecured Notes” means the collective reference to (a) the Senior Unsecured 2020 Notes, (b) the Senior Unsecured 2023 Notes, (c) the Senior Unsecured 2022 Notes, (d) the Senior Unsecured 2027 Notes and (e) any other instruments and agreements entered into by the Borrower or its Subsidiaries in connection therewith.  Solely for purposes of Sections 10.9 and 10.10, “Senior Unsecured Notes” shall include any other senior unsecured notes issued by the Borrower and permitted by this Agreement so long as the indenture or supplemental indenture pursuant to which such senior unsecured notes are issued contains no restrictions on the ability of the Borrower or a Restricted Subsidiary to incur Liens on or with respect to any of its assets or properties as security for the Obligations, or on the ability of a Restricted Subsidiary to pay dividends to the Borrower, that in either case are more restrictive on the Borrower and its Restricted Subsidiaries than those set forth in either (i) the Indenture governing the Senior Unsecured 2020 Notes, dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended and supplemented prior to July 22, 2015, (ii) the Indenture governing the Senior Unsecured 2022 Notes, dated as of September 25, 2015, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented by that certain First Supplemental Indenture dated as of September 25, 2015, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as further amended and supplemented prior to October 6, 2015, (iii) the Indenture governing the Senior Unsecured 2023 Notes, dated as of April 4, 2013, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as amended and supplemented prior to July 22, 2015 or (iv) the Indenture dated as of September 25, 2015, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented by that certain Second Supplemental Indenture governing the Senior Unsecured 2027 Notes, dated as of October 13, 2017, among the Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, as further amended and supplemented prior to the Closing Date.

“Solvent” means, as to any Person on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Facility” means any Prison Facility, community/reentry facility and real property leased by a Governmental Authority of or within the United States that is owned or operated by the Borrower or any of its Restricted Subsidiaries and used by the Borrower or any of its Restricted Subsidiaries in the operation of a Permitted Business.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Restricted Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by, or the management of which is otherwise controlled by, such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means each direct or indirect Domestic Subsidiary that is a Restricted Subsidiary in existence on the Closing Date or that becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 8.11.

“Subsidiary Guaranty Agreement” means the guaranty agreement, dated as of the date hereof, executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority with respect to this Agreement, any of the other Loan Documents or the transactions that are the subject thereof, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loan made on the Closing Date to the Borrower in the initial aggregate principal amount of $250,000,000 pursuant to Section 2.2.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan to or for the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, and (b) as to all Lenders, the aggregate obligations of all Lenders to make the Term Loan to the account of the Borrower.

“Term Loan Percentage” means, with respect to any Lender at any time, the ratio of (a) the outstanding principal balance of the portion of the Term Loan held by such Lender to (b) the total outstanding principal balance of the Term Loan.

“Termination Event” except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition that would constitute grounds under

Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Credit Exposure” means, as to any Lender at any time, the portion of the outstanding Term Loan held by such Lender at such time.

“Transactions” means, collectively, (a) the refinancing on the Closing Date of existing amounts outstanding under the Revolving Credit Facility (as defined in the Existing Credit Agreement), (b) the repayment of the Senior Unsecured 2020 Notes, (c) the initial Extensions of Credit and (d) the payment of fees, commissions and expenses in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year.

“United States” means the United States of America.

“Unoccupied Subject Facility” means any Subject Facility owned by the Borrower or its Restricted Subsidiaries that, for the twelve-month period ending on the date of measurement, has had an average occupancy level of less than fifteen percent (15%).

“Unrestricted Cash and Cash Equivalents” means, when referring to cash or Cash Equivalents of the Borrower and its Subsidiaries, that such cash or Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of the Borrower and its Subsidiaries and (b) are not subject to any Liens other than as permitted pursuant to Section 10.2(a), (i), (k) or (r).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.12, but only to the extent that such Subsidiary:

(a)has no Indebtedness that is recourse (directly or indirectly) to the Borrower or any of its Restricted Subsidiaries;

(b)is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(c)is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for the Borrower and its Restricted Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash, Cash Equivalents, taxes, deferred taxes and assets held for sale) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) the current portion of current taxes and deferred income taxes, (iii) the current portion of accrued Consolidated Interest Expense and (iv) liabilities related to assets held for sale.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2  Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein (including as prescribed by Section 13.9).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. The Borrower in its discretion may notify the Administrative Agent at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement, (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

Section 1.4  UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6  References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8  [Reserved.]

Section 1.9  Consolidation of Variable Interest Entities.  All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities:  an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

Article II

TERM LOAN FACILITY

Section 2.1  Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make its portion of the Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

Section 2.2  Procedure for Advance of Term Loan.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower (a “Notice of Borrowing”), prior to 12:00 noon on the Closing Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loan to be made by such Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent, or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

Section 2.3  Repayment of the Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each fiscal quarter commencing March 31, 2020 in an amount equal to 1.25% of the aggregate initial principal amount of the Term Loan on the Closing Date for the first four fiscal quarters and 1.875% thereafter, as adjusted by any prepayments pursuant to Section 2.4(a), with the remainder due on the Maturity Date.

Section 2.4  Prepayment of the Term Loan.

(a)Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty (subject to Section 2.5 below), to prepay the Term Loan, in whole or in part, upon delivery of irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D or such other form as may be reasonably approved by the Administrative Agent

(including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer (a “Notice of Prepayment”), not later than 12:00 noon (i) one Business Day prior to the proposed prepayment of a Base Rate Loan and (ii) at least three (3) Business Days before the Business Day of the proposed prepayment of a LIBOR Rate Loan, specifying the date and amount of prepayment, whether the prepayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied to the remaining scheduled principal installments of the Term Loan pursuant to Section 2.3 as directed by the Borrower (and if not so directed, then in direct order of maturity).  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.  A Notice of Prepayment received after 12:00 noon shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment.

(b)Mandatory Prepayments.

(i)Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any issuance of Indebtedness by the Borrower or any of its Restricted Subsidiaries, other than Indebtedness permitted pursuant to Section 10.1.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such issuance.

(ii)Asset Dispositions and Insurance/Condemnation Events.  The Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (1) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a), (b), (c), (d), (e), (f), (j), (l), (m) or (n) of Section 10.4) or (2) any Insurance/Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (1) and (2), respectively, exceed $15,000,000 during any Fiscal Year.  Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to (A) reinvest in accordance with Section 2.4(b)(iii) or (B) use such Net Cash Proceeds to repay the Revolving Credit Facility (to the extent accompanied by a corresponding reduction in the Revolving Credit Commitment, the Existing Term Loan or Senior Unsecured Notes of the Borrower that mature prior to the Maturity Date.

(iii)Reinvestment Option.  With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance/Condemnation Event (in each case, to the extent not excluded pursuant to Section 2.4(b)(ii)) at the option of the Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) fifteen months (15) following receipt of such Net Cash Proceeds, if such Credit Party enters into a bona fide commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds not so reinvested or intended to be reinvested shall be applied to the prepayment of the Term Loan as set forth in this Section 2.4(b)(iii) within three (3) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested.  Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement or reduce the outstanding principal balance of the Revolving Credit Facility.

(iv)Excess Cash Flow.  After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2020) when the Consolidated Secured Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 2.50 to 1.00, within five (5) Business Days after the earlier to occur of (x) the delivery of the financial statements and related Compliance Certificate for such Fiscal Year pursuant to Section 7.1(b) and Section 7.2 and (y) the date on which the financial statements and the related Compliance Certificate for such Fiscal Year are required to be so delivered, the Borrower shall make mandatory principal prepayments of the Term Loan in the manner set forth in clause (v) below in an amount equal to (A) fifty percent (50%) of Excess Cash Flow, if any, for such Fiscal Year minus (B) the aggregate principal amount of all optional prepayments of the Term Loan, the Revolving Credit Facility (to the extent accompanied by a corresponding reduction in the Revolving Credit Commitment), the Existing Term Loan, Senior Unsecured Notes of the Borrower or any other Indebtedness that is secured on a pari passu basis with the Term Loan, in each case during such Fiscal Year, solely to the extent that such prepayments are not funded with the incurrence of any Indebtedness or any other proceeds not included in Consolidated EBITDA, solely to the extent that such amount exceeds $7,500,000.

(v)Notice; Manner of Payment.  Upon the occurrence of any event triggering a prepayment requirement under clauses (i) through and including (iv) above, the Borrower shall promptly deliver written notice thereof to the Administrative Agent not later than 12:00 noon at least three (3) Business Days before the proposed date of prepayment, and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Term Loan under this Section shall be applied to reduce the remaining scheduled principal installments of the Term Loan pursuant to Section 2.3 (including the bullet payment due at maturity) on a pro rata basis.

(vi)Prepayment of LIBOR Rate Loans.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 2.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.4(b) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent (or at an unaffiliated financial institution at the Administrative Agent’s sole discretion) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loan in accordance with this Section 2.4(b).  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loan balance in accordance with the relevant provisions of this Section 2.4(b).

(c)No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section 2.4 may not be reborrowed.

Section 2.5  Call Premium.  In the event that, on or prior to the date that is twelve (12) months after the Closing Date, the Borrower (i) makes any prepayment of the Term Loan in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to (x) in the case of clause (i), a prepayment premium of

1.0% of the principal amount of the Term Loan being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate principal amount of the applicable Term Loan outstanding immediately prior to such amendment.  Such fees shall be due and payable within three (3) Business Days of the date of the effectiveness of such Repricing Transaction.  For the purpose of this Section 2.5, “Repricing Transaction” means (x) any prepayment or repayment of the Term Loan with the proceeds of, or any conversion of the Term Loan into, any new or replacement tranche of term loans in the nature of what are commonly referred to as “B” term loans and bearing interest with an All-In Yield less than the All-In Yield applicable to the Term Loan (as such comparative yields are determined in a manner consistent with generally accepted financial practices) and (y) any amendment to the pricing terms of the Term Loan that reduces, directly or indirectly, the All-In Yield applicable to the Term Loan, determined as provided above.

Article III

[RESERVED.]

Article IV

GENERAL LOAN PROVISIONS

Section 4.1  Interest.

(a)Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, the Term Loan shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to the Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Any portion of the Term Loan as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. If the Borrower elects a LIBOR Rate Loan in any Notice of Borrowing or Notice of Conversion/Continuation, but fails to specify the Interest Period applicable thereto, it shall be deemed to have elected a one-month Interest Period.

(b)Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.2 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such LIBOR Rate Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six (6) months or, if agreed by all of the relevant Lenders, twelve (12) months; provided that:

(i)the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)no Interest Period shall extend beyond the Maturity Date; and

(v)there shall be no more than twelve (12) Interest Periods in effect at any time.

(c)Default Rate.  Subject to Section 11.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (b), (i) or (j), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding such LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.  Such interest shall be payable on demand of the Administrative Agent.

(d)Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2020; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on the Term Loan for the day on which it is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any portion of the Term Loan that is repaid on the same day on which it is made shall, subject to Section 4.4(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest or loan charges under this Agreement charged or collected pursuant to the terms of this Agreement exceed the amount collectible at the highest rate permissible under any Applicable Law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest or loan charges hereunder in excess of the amount collectible at the highest permissible rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest or loan charges received by the Lenders in excess of the amount collectible at the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest or loan charges in excess of those that may be paid by the Borrower under Applicable Law.

Section 4.2  Notice and Manner of Conversion or Continuation of Term Loan.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue any portion of the Term Loan as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 2:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such portion is to be effective specifying (A) the portion of the Term Loan to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such portion of the Term Loan to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.  In the event the Borrower shall fail to give any required notice as described in this Section 4.2 or if such continuation or conversion is not permitted pursuant to the terms of this Agreement, any LIBOR Rate Loans shall be automatically converted to Base Rate Loans on the last day of the then expiring Interest Period.

Section 4.3  Fees.

(a)[Reserved].

(b)Administrative Agent’s and Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts and the account of each Lender fees in the amounts and at the times specified in the applicable Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 4.4  Manner of Payment.

(a)Each payment by the Borrower on account of the principal of or interest on the Term Loan or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after 2:00 p.m. may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its Term Loan Percentage thereof (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Payment of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent, and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 13.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day that is not a Business Day, it shall be made on the next succeeding day that is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).

Section 4.5  Evidence of Indebtedness.

(a)Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be presumed correct absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loan, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its portion of the Term Loan and payments with respect thereto.

(b)[Reserved.]

Section 4.6  Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its portion of the Term Loan or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the Term Loan and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 13.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Term Loan and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)the provisions of this Section 4.6 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) [reserved] or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Term Loan to any assignee or participant, other than to the Borrower or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 4.7  Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Term Loan are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be presumed correct, absent manifest error.  If such Lender’s Term Loan Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Term Loan Commitment Percentage of the Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Commitment Percentage of the Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Commitment Percentage of the Term Loan available on the borrowing date.

Section 4.8  Changed Circumstances.

(a)Temporary Circumstances Affecting LIBOR Rate Availability.  Except in the case of circumstances described in Section 4.8(b), if the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (iii) because of changes in circumstances affecting foreign exchange and interbank markets generally LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding the Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans hereunder in the amount specified therein.

(b)Non-Temporary Circumstances Affecting LIBOR Rate Availability.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar-denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes, and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.  Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(c)Laws Affecting LIBOR Rate Availability.  If, after the date hereof, any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority imposes material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank markets, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of such Lender to make or continue LIBOR Rate Loans and the right of the Borrower to convert any portion of the Term Loan or continue any portion of the Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), repay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans.  Upon any such repayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 4.9  Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any portion of the Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such portion of the Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make its portion of the Term Loan) to prepay, borrow, continue or convert any portion of the Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.12(b);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such portion of the Term Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.9, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at LIBOR used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 4.10  Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining its portion of the Term Loan (or of maintaining its obligation to make its portion of such Term Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the portion of the Term Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraphs (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.11  Taxes.

(a)[Reserved.]

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (b) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be presumed correct absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.11(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as is reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)[Reserved].

(i)Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.12  Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its portion of the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender, a Non-Extending Lender or a Restricted Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.10,

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv)in the case of any such assignment by a Restricted Lender, the assignee must have approved in writing the substance of the amendment, waiver or consent which caused the assignor to be a Restricted Lender; and

(v)such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  For the purposes of this Section 4.12, a “Restricted Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Credit Parties pursuant to Section 13.2 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.

Section 4.13  Security.  The Obligations of the Borrower shall be secured as provided in the Security Documents.

Section 4.14  [Reserved.]

Section 4.15  Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.2.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to any funding of the Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loan and funded participations under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any funding of the Term Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such funding of the Term Loan was made at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the portions of the Term Loan held by all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of such Defaulting Lender’s portion of the Term Loan until such time as the Term Loan is held by the Lenders pro rata in accordance with the applicable Term Loan Commitment Percentage under the Credit Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)[Reserved.]

(iv)[Reserved.]

(v)[Reserved.]

(vi)[Reserved.]

(b)Defaulting Lender Cure.  If the Borrower and the Administrative Agent, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par those portions of the outstanding Term Loan of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loan to be held pro rata by the Lenders in accordance with their Term Loan Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that the agreement of the Borrower shall not be required during the occurrence and continuation of a Default or Event of Default; and provided, further, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article V

CONDITIONS OF CLOSING AND BORROWING

Section 5.1  Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the Term Loan is subject to the satisfaction of each of the following conditions:

(a)Executed Loan Documents.  This Agreement, a Note in favor of each Lender requesting one, the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)Officer’s Certificate of the Borrower.  A certificate from the chief financial officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents that are subject to materiality or Material Adverse Effect qualifications are true, correct and complete in all respects and that all other representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in this Section 5.1 that has not been waived.

(ii)Certificate of Secretary of each Credit Party.  A certificate of the secretary or assistant secretary or other Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the sole member, board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.1(b)(iii).

(iii)Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv)Opinions of Counsel.  Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the addressees thereof).

(v)Tax Forms.  If applicable, copies of the United States Internal Revenue Service forms required by Section 4.11(g).

(c)[Reserved].

(d)Consents; Defaults.

(i)Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the Transactions and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no Applicable Law in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted or overtly threatened in writing before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises out of, this Agreement or the other Loan Documents or the consummation of the Transactions.

(e)Financial Matters.

(i)Financial Projections.  The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Restricted Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Credit Facility.

(ii)Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) after giving effect to the Transactions, the

Borrower and its Restricted Subsidiaries are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the Transactions with the covenants contained in Article IX, and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed by management of the Borrower to be reasonable) of the financial condition and operations of the Borrower and its Restricted Subsidiaries.

(iii)Payment at Closing; Fee Letters.  The Borrower shall have paid to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 4.3 that are then due and any other accrued and unpaid fees or commissions, to the extent invoiced, due hereunder (including legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance complying with Section 8.3.

(g)Miscellaneous.

(i)Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of the Term Loan are to be disbursed.

(ii)Due Diligence.  The Administrative Agent shall have completed, to its reasonable satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination reasonably satisfactory to the Administrative Agent in its sole discretion.

(iii)PATRIOT Act, Etc.

(A)The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent, the Arrangers and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations not less than five Business Days prior to the Closing Date.

(B)The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Closing Date.

(iv)Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 5.2  [Reserved].

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 6.1  Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)Organization; Power; Qualification.  Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which the Borrower and its Restricted Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b)Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 6.1(b).  As of the Closing Date, the capitalization of the Subsidiaries of the Borrower consists of the number of shares or other interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b).  As of the Closing Date, all outstanding shares of the Capital Stock of the Borrower’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b).  The shareholders, members or partners, as applicable, of each Subsidiary of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever that are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Subsidiaries of the Borrower, except as described on Schedule 6.1(b).

(c)Authorization of Agreement, Loan Documents and Borrowing.  Each of the Borrower and its Restricted Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by duly authorized officers or other representatives of the Borrower and each of its Restricted Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or the Restricted Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect that affect the enforcement of creditors’ rights and the availability of equitable remedies.

(d)Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Restricted Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Restricted Subsidiaries where the failure to obtain such Governmental Approval or such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person that could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents and Permitted Liens or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority, and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents that have been obtained or made or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the UCC and recording of any Mortgages.

(e)Compliance with Law; Governmental Approvals.  Each of the Borrower and its Restricted Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened challenge by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all records and documents required to be retained by it under Applicable Law, except in each case under clause (i), (ii) or (iii) above, where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

(f)Tax Returns and Payments.  Each of the Borrower and its Restricted Subsidiaries has duly filed or caused to be filed all federal, state, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets prior to any delinquency.  Such returns accurately reflect in all material respects all material liabilities for taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Restricted Subsidiaries.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Restricted Subsidiary with respect to unpaid taxes that has not been discharged or resolved other than Permitted Liens.  The charges, accruals and reserves on the books of the Borrower and any of its Restricted Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Restricted Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g)Intellectual Property Matters.  Each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing that are reasonably necessary to conduct its business.  No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

(h)Environmental Matters.  Except to the extent that any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)To the knowledge of the Borrower, the properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations that (A) constitute or constituted a violation of applicable Environmental Laws or (B) could reasonably be expected to give rise to liability under applicable Environmental Laws;

(ii)The Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and to the knowledge of the Borrower there is no contamination at, under or about such properties or such operations that could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)Neither the Borrower nor any Subsidiary thereof has received from any Governmental Authority, any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)To the knowledge of the Borrower, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;

(v)No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, overtly threatened in writing, under any Environmental Law to which the Borrower or any Subsidiary thereof is or, to the Borrower’s knowledge will be, named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations; and

(vi)To the knowledge of the Borrower, there has been no release of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(i)ERISA.

(i)As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 6.1(i);

(ii)The Borrower and each other Credit Party is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or the Borrower is entitled to rely on an opinion letter issued by the Internal Revenue Service to the sponsor of a prototype plan), and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter (or an application for an opinion letter) has not yet expired.  No unsatisfied liability for any taxes or penalties has been incurred by the Borrower or any other Credit Party with respect to any Employee Benefit Plan, or by any other ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan, except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) incurred any liability to the PBGC that remains outstanding other than the payment of premiums and there are no premium payments that are due and unpaid, (B) failed to make a required contribution or payment to a Multiemployer Plan, or (C) failed to make a required installment or other required payment under Section 412 of the Code;

(v)No Termination Event has occurred or is reasonably expected to occur;

(vi)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any other Credit Party, (B) Pension Plan or (C) Multiemployer Plan; and

(vii)As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loan.

(j)Margin Stock.  Neither the Borrower nor any Restricted Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of the Term Loan will be used for purchasing or carrying margin stock in violation of, or for any purpose that violates the provisions of, Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each borrowing hereunder, not more than 25% of the aggregate value of the assets of the Borrower and its Subsidiaries on a consolidated basis that are subject to the provisions of Section 10.2 or Section 10.4, or that are subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 11.1(g), will be margin stock.

(k)Government Regulation.  Neither the Borrower nor any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) or any other Applicable Law that limits its ability to incur or consummate the transactions contemplated hereby.

(l)Material Indebtedness.  Schedule 6.1(l) sets forth a complete and accurate list of all Material Indebtedness of the Borrower and its Restricted Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each indenture, contract or agreement executed in connection with such Material Indebtedness is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  To the extent requested by the Administrative Agent, the Borrower and its Restricted Subsidiaries have delivered or otherwise made available to the Administrative Agent a true and complete copy of each indenture, contract or agreement executed in connection with the Material Indebtedness required to be listed on Schedule 6.1(l) or any other Schedule hereto.  Neither the Borrower nor any Restricted Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any indenture, contract or agreement executed in connection with any Material Indebtedness in any material respect.

(m)Employee Relations.  Each of the Borrower and its Restricted Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(n)Burdensome Provisions.  Neither the Borrower nor any Restricted Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law that is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Restricted Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Restricted

Subsidiary or to transfer any of its assets or properties to the Borrower or any Restricted Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o)Financial Statements.  The Audited Financial Statements and the financial statements delivered by the Borrower to the Administrative Agent pursuant to Sections 7.1(a), 7.1(b) and the last paragraph of Section 7.1 are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at the respective dates thereof, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of notes for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  All pro forma financial statements delivered by the Borrower to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions.

(p)No Material Adverse Change.  Since December 31, 2018, there has been no material adverse change in the business, assets, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(q)Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and its Restricted Subsidiaries on a consolidated basis will be Solvent.

(r)Title to Properties.  Each of the Borrower and its Restricted Subsidiaries has such title to or estate in the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries described in Section 6.1(o), except those disposed of by the Borrower or its Restricted Subsidiaries subsequent to such date, which dispositions are expressly permitted hereunder.

(s)Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such self-insurance and deductibles and covering such risks as are customarily maintained by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Restricted Subsidiary operates.

(t)Liens.  None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Permitted Liens.  Neither the Borrower nor any Restricted Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect Permitted Liens.

(u)Litigation.  Except for matters existing on the Prior Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) materially adversely affects any of the Transactions.

(v)Absence of Defaults.  No event has occurred or is continuing that constitutes a Default or an Event of Default, or that constitutes, or that with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary thereof under any Material Indebtedness or any material judgment, decree or order to which the Borrower or its Restricted Subsidiaries is a party or by which the Borrower or its Restricted Subsidiaries or any of their respective properties may be bound or that would require the Borrower or its Restricted Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(w)Senior Indebtedness Status.  The Obligations of the Borrower and each of its Restricted Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness.

(x)Anti-Terrorism; Anti-Money Laundering; and Anti-Corruption.

(i)Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (A) currently the subject or target of any Sanctions, (B) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or HMT or (C) located, organized or resident in a Sanctioned Country.

(ii)The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(iii)The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(y)Disclosure.  The financial statements, material reports, material certificates and other material information furnished (whether in writing or orally) by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of any material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the management of the Borrower to be reasonable at the time.  As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

(z)REIT Status.  The Borrower qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Code necessary to allow it to maintain such qualification.

(aa)EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

(bb)Covered Entities.  No Credit Party is a Covered Entity.

Section 6.2  Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

Article VII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations have been paid and satisfied in full in cash and unless consent has been obtained in the manner set forth in Section 13.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 13.1 or such other office as may be designated by the Administrative Agent from time to time:

Section 7.1  Financial Statements and Projections.

(a)Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year (other than the last fiscal quarter of any such Fiscal Year), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter, and a report containing management’s discussion and analysis of such financial statements for such fiscal quarter and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer or chief executive officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.  Delivery by the Borrower to the Administrative Agent of the Borrower’s quarterly report to the SEC on Form 10–Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online or the Borrower’s website on the Internet at the website address listed in Section 13.1 (to the extent such report complies with the requirements of this clause (a)), within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(a).

(b)Annual Financial Statements.  As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal

Year and audited Consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, and a report containing management’s discussion and analysis of such financial statements for such Fiscal Year, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Borrower to the Administrative Agent of the Borrower’s annual report to the SEC on Form 10-K with respect to any Fiscal Year, or the availability of such report on EDGAR Online or the Borrower’s website on the Internet at the website address listed in Section 13.1 (to the extent such report complies with the requirements of this clause (b)), within the period specified above shall be deemed to be compliance by the Borrower with this Section 7.1(b).

(c)Annual Business Plan and Financial Projections.  As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP to the extent applicable and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly financial information required by clause (a) above, the annual financial information required by clause (b) above and the projected financial statements required by clause (c) above shall include a reasonably detailed presentation satisfactory to the Administrative Agent, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of its Unrestricted Subsidiaries.

Section 7.2  Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

Section 7.3  Other Reports.  Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 7.4  Notice of Litigation and Other Matters.  Prompt (but in no event later than fifteen (15) days after a Responsible Officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)the commencement of, or any material development in, all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to be adversely determined and, if so determined, to have a Material Adverse Effect;

(b)any notice of any violation received by the Borrower or any Restricted Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws, that in any such case (i) could reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(c)any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(d)any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to be determined adversely to the Borrower or its Restricted Subsidiaries and in which the amount involved is $25,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(e)(i) any Default or Event of Default or (ii) any event that constitutes or that with the passage of time or giving of notice or both would constitute a default or event of default under any Material Indebtedness;

(f)(i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g)the designation of any Subsidiary as a “restricted subsidiary” (or any similar designation), or the joinder of any Subsidiary as a guarantor, under any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k); and

(h)(i) any announcement by Moody’s, S&P and/or Fitch of any change in Debt Rating and (ii) any request by the Borrower to any rating agency that such agency not maintain the Borrower’s corporate or corporate family rating, as applicable.

Section 7.5  Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(y).

Section 7.6  Posting of Borrower Materials.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and

(b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

Article VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full in cash and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower will, and will cause each of its Restricted Subsidiaries to:

Section 8.1  Preservation of Corporate Existence and Related Matters.

Except as permitted by Section 8.1(b) or Section 10.3:

(a)Preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents of the Borrower or any such Subsidiary, and qualify and remain qualified as a foreign organization and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)Preserve and keep in full force and effect the rights (charter and statutory), licenses and franchises of the Borrower and its Subsidiaries; provided, that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the board of directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

Section 8.2  Maintenance of Property.  Protect and preserve all material properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

Section 8.3  Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance), with such self-insurance and deductibles as are customarily maintained by similar businesses, and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium, in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each property insurance policy covering a Mortgaged Property, name the Administrative Agent as lender’s loss payee or mortgagee, as applicable.  On the Closing Date and from time to time thereafter the Borrower will deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood  Insurance Laws, (ii) reasonably cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent and the Lenders to comply with the Flood Insurance Laws, (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including evidence of annual renewals of such insurance and (iv) furnish to the Administrative Agent prompt written notice of any re-designation of any such Mortgaged Property into or out of a special flood hazard area.

Section 8.4  Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (that shall be true and correct in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP (or IFRS, if and as applicable) and in compliance with applicable regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 8.5  Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 8.6  Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.7  Environmental Laws.  In addition to and without limiting the generality of Section 8.6, and except to the extent that a failure to comply with any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) comply with, and use reasonable efforts to ensure such compliance by all of its tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.  Except as otherwise noted, the Borrower will defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials in, on or under properties owned, leased or operated by the Borrower and its Subsidiaries, or the Borrower’s or any of its Subsidiaries’ violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

Section 8.8  Compliance with ERISA.  In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 8.9  Compliance With Agreements.  Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, comply with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including any indenture, contract or agreement executed in connection with any Material Indebtedness; provided, that the Borrower or any such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

Section 8.10  Visits and Inspections.  At the Borrower’s expense, permit representatives of the Administrative Agent (and accompanied by any Lender that so requests), from time to time upon reasonable prior notice and at such times during normal business hours, but not more frequently than once per year unless an Event of Default shall have occurred and be continuing, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition and results of operations.

Section 8.11  Additional Subsidiaries.

(a)Additional Domestic Subsidiaries.  Notify the Administrative Agent of (i) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 8.12 or

(ii) the creation or acquisition of any Domestic Subsidiary that is a Restricted Subsidiary and promptly thereafter (and in any event within thirty (30) days or such later date as permitted by the Administrative Agent in its sole discretion), cause such Person to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (C) deliver to the Administrative Agent such updated Schedules to the Loan Documents as may be reasonably requested by the Administrative Agent with respect to such Person, and (D) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that, the Administrative Agent may waive the foregoing requirements with respect to any non-wholly owned Domestic Subsidiary so long as such Domestic Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for the Indebtedness under the Existing Loan Documents or any other Material Indebtedness (or, in each case, any refinancing or replacement thereof or substitution therefor).

(b)[Reserved.]

Section 8.12  Designation of Restricted and Unrestricted Subsidiaries.

(a)Subject to the terms of this Section, the board of directors of the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary (or designate any newly formed or acquired Subsidiary as an Unrestricted Subsidiary to the extent such formation or acquisition is otherwise permitted hereunder); provided that (i) such designation would not result in a Default or Event of Default and (ii) any such individual Subsidiary is not a guarantor of, or a “restricted subsidiary” (or equivalent term) under, any Material Indebtedness or any other Indebtedness permitted pursuant to Section 10.1(k).  If a Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Subsidiary shall be deemed to be Investments made as of the time of the designation, subject to the limitations hereof on Restricted Payments.  That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)Any designation of a Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Administrative Agent by providing prompt written notice to the Administrative Agent together with a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate from a Responsible Officer of the Borrower certifying that such designation complied with the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by this Section.  If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be deemed an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 10.1, the Borrower shall be in Default of such covenant.

(c)The board of directors of the Borrower may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such redesignation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such redesignation shall only be permitted if (i) such Indebtedness is permitted under Section 10.1, (ii) the Borrower has demonstrated to the Administrative Agent compliance with Section 9.1 calculated on a pro forma basis as if such redesignation had occurred at the beginning of the most recent four-quarter period ended prior to the date of such redesignation for which financial statements have to be delivered pursuant to Section 7.1, (iii) the Borrower has complied with Section 8.11, and (iv) no Default or Event of Default would be in existence following such redesignation.

(d)Notwithstanding the foregoing, promptly after the date on which the Borrower or the Administrative Agent determines that any individual Unrestricted Subsidiary fails to satisfy the requirements specified in the definition of “Unrestricted Subsidiary”, then such Unrestricted Subsidiary shall be redesignated as a Restricted Subsidiary and the Borrower agrees to deliver all instruments, documents, certificates and opinions required pursuant to Section 8.11(a).

Section 8.13  Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance existing amounts outstanding under the Revolving Credit Facility (as defined in the Existing Credit Agreement), including any advances used to repay the Senior Unsecured 2020 Notes, (b) for repayment of the Senior Unsecured 2020 Notes, (c) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including working capital, capital expenditures and Permitted Acquisitions, and (d) to pay fees, commissions and expenses related to this Agreement and the Transactions.

Section 8.14  PATRIOT Act.  Promptly upon the request thereof, deliver such information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender.

Section 8.15  Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement and the other Loan Documents.

Section 8.16  Senior Unsecured Notes.

(a)[Reserved.].

(b)Senior Unsecured 2022 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2022 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2022 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitment in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2022 Notes plus (ii) $125,000,000.

(c)Senior Unsecured 2023 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2023 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2023 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitment in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2023 Notes plus (ii) $125,000,000.

(d)Senior Unsecured 2027 Notes.  Commencing on the date that is three months prior to the maturity date of the Senior Unsecured 2027 Notes and at all times thereafter until the date on which the Borrower refinances, repays or defeases in full the Senior Unsecured 2027 Notes, the Borrower shall maintain (individually or through a combination of the following) unrestricted domestic cash and Cash Equivalents plus the unused portion of the Revolving Credit Commitment in an amount equal to or greater than the sum of (i) the amount necessary to fully repay the outstanding principal of, premium, if any, and interest on the Senior Unsecured 2027 Notes plus (ii) $125,000,000.

(e)Certificates.  During any period for which the Borrower is required to maintain cash and Cash Equivalents plus availability under the Revolving Credit Commitment pursuant to subsections (a), (b), (c) and (d) above, the Borrower shall provide to the Administrative Agent within 20 days after the end of each month an officer’s certificate of the Borrower, setting forth in reasonable detail calculations demonstrating compliance with the requirements of subsections (a), (b), (c) or (d), as applicable, as of the date of such certificate.

Section 8.17  Eligible Assets.

(a)The Credit Parties will be permitted to replace existing Mortgaged Properties as Collateral with one or more replacement Eligible Assets with an aggregate Appraised Value such that, after giving effect to such replacement, the Loan-to-Value Requirement and the requirements of clause (c) below are satisfied, as reasonably determined by the Administrative Agent.  If a Mortgaged Property is sold pursuant to a transaction permitted under Section 10.4, then so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent will release its Liens and security interests with respect to such Mortgaged Property and the Borrower shall have a period of 120 days following such sale (as such time may be extended by the Administrative Agent in its sole discretion) to provide replacement Eligible Assets as Collateral, during which period the Net Cash Proceeds of such sale shall be placed into an escrow account on terms and conditions reasonably satisfactory to the Administrative Agent pending receipt of a satisfactory Appraisal of such replacement Eligible Assets demonstrating compliance with the Loan-to-Value Requirement and the requirements of clause (c) below.  Upon receipt of such Appraisal and completion of the replacement (including delivery of the items in clause (c) below), the Net Cash Proceeds shall be released to the Borrower.

(b)If at any time a particular Mortgaged Property ceases to be an Eligible Asset (in each case, a “Non-Qualifying Asset”), the Borrower shall within 120 days thereafter (as such time may be extended by the Administrative Agent in its sole discretion) either replace such Non-Qualifying Asset with one or more Eligible Assets and/or provide additional Eligible Assets such that the Loan-to-Value Requirement is satisfied, as reasonably determined by the Administrative Agent.

(c)In connection with the replacement, substitution or addition of any Eligible Asset as Collateral pursuant to the foregoing clauses (a) and (b), the Borrower shall deliver the items specified in Section 8.22 with respect such Eligible Asset.

Section 8.18  REIT Status.  The Borrower shall at all times comply with all requirements and conditions imposed under the Code necessary to maintain its qualification as a REIT.

Section 8.19  Anti-Corruption Laws; Beneficial Ownership Regulation; Anti-Money Laundering Laws and Anti-Terrorism Laws.

(a)The Borrower shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject, and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(b)The Borrower shall conduct its business in compliance with any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

(c)The Borrower shall conduct its business in compliance with applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such applicable Sanctions.

(d)The Borrower shall notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).

(e)The Borrower shall, promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 8.20  Maintenance of Debt Ratings.  The Borrower will use commercially reasonable efforts to maintain Debt Ratings (but no specific Debt Rating) from any two (2) of Moody’s, S&P and Fitch.

Section 8.21  Prepayment of Senior Unsecured 2020 Notes.  The Borrower will pay in full the Senior Unsecured 2020 Notes on January 1, 2020.

Section 8.22  Post-Closing Real Estate Matters.  With respect to Eligible Assets sufficient to satisfy the Loan-to-Value Requirement, the Borrower shall provide the Administrative Agent with the following within 150 days after the Closing Date (as such time may be extended by the Administrative Agent in its sole discretion):

(a)Mortgages.  Counterparts of a Mortgage with respect to each such Eligible Asset duly executed and delivered by the record owner of such Eligible Asset (together with UCC fixture filings if requested by the Administrative Agent).

(b)Title Insurance.  A policy or policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) in the amount equal to the fair market value of such Eligible Asset and fixtures issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”) insuring the Lien of each such Mortgage as a first priority Lien on the Eligible Asset described therein, free of any other Liens except as permitted pursuant to Section 10.2(a), (d), (f), (h) and (i) and such other Liens as are agreed to by the Administrative Agent in its sole discretion, together with such customary endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, together with evidence reasonably satisfactory to the Administrative Agent of payment of all expenses and premiums of the Title Company and all other sums required in connection with the issuance of each title policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records.

(c)Matters Relating to Flood Hazard Properties.  (i) A completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each such Eligible Asset (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Credit Party relating to such Eligible Asset) and (ii) if any such Eligible Asset is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under Applicable Law, including Regulation H of the FRB and the other Flood Insurance Laws and as required under Section 8.3.

(d)Surveys.  A survey for each such Eligible Asset, together with an affidavit of no change, if applicable, in favor of the Title Company, sufficient to allow the Title Company to issue the applicable policy of title insurance without a standard survey exception.

(e)Opinions.  Customary legal opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the mortgagor of such Mortgage and the enforceability and perfection of the applicable Mortgage and such other matters as the Administrative Agent shall reasonably require.

(f)Other Real Property Deliverables.  Such affidavits, certificates, information, permits, instruments of indemnification and third-party consents as shall be reasonably requested by the Administrative Agent or required to induce the Title Company to issue the title policies and endorsements contemplated above (including using commercially reasonable efforts to deliver such consents, subordinations, estoppels, permits and other documents of any lessor with respect any leasehold interest in the real property of any Credit Party requested by the Administrative Agent or the Title Company).

Section 8.23  Post-Closing Matters.  The Borrower shall execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.23, in each case within the applicable corresponding time limit specified on such schedule.

Article IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full in cash, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower and its Restricted Subsidiaries on a Consolidated basis will not:

Section 9.1  Consolidated Secured Leverage Ratio.  As of any fiscal quarter end, permit the Consolidated Secured Leverage Ratio to be greater than 2.75 to 1.00.

Section 9.2  Loan-to-Value Requirement Test.  If, and so long as the Consolidated Secured Leverage Ratio is greater than 2.00 to 1.00, as of any fiscal quarter end, permit the Loan-to-Value Requirement (based on the aggregate principal amount of the Term Loan on such date and Appraisals provided to the Administrative Agent within the prior twelve (12) months) not to be met.

Article X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full in cash, and unless a waiver or consent has been obtained in the manner set forth in Section 13.2, the Borrower will not and will not permit any of its Restricted Subsidiaries to:

Section 10.1  Limitations on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)the Obligations;

(b)Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender shall be deemed satisfactory to the Administrative Agent;

(c)Indebtedness existing on the Prior Closing Date and listed on Schedule 6.1(l), and the renewal, refinancing, refunding, extension and replacement (but not the increase in the aggregate principal amount) thereof; provided that any refinancing, refunding, extension or replacement of any Senior Unsecured Notes shall also be subject to the satisfaction of the requirements set forth in Section 10.1(k);

(d)Indebtedness of the Borrower and its Restricted Subsidiaries incurred in connection with Capital Leases;

(e)purchase money Indebtedness of the Borrower and its Restricted Subsidiaries, and the renewal, refinancing, refunding, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(f)Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Restricted Subsidiary or the acquisition of such assets, not to exceed in the aggregate at any time outstanding $100,000,000, and any refinancings, refundings, renewals or extensions thereof; provided that, any (i) such refinancings, refundings, renewals or extensions do not increase the principal amount thereof, (ii) such refinancings, refundings, renewals or extensions are issued on terms and conditions reasonably satisfactory to the Administrative Agent and (iii) no Default or Event of Default exists and is continuing at the time of consummation thereof (both before and giving effect thereto);

(g)Guaranty Obligations in favor of the Administrative Agent for the benefit of the Secured Parties;

(h)Guaranty Obligations with respect to Indebtedness permitted pursuant to this Section;

(i)Indebtedness owed by any Credit Party to another Credit Party;

(j)Indebtedness of the Borrower or any Restricted Subsidiary consisting of Qualified Trust Indebtedness;

(k)unsecured Indebtedness of the Borrower and its Restricted Subsidiaries pursuant to each of the Senior Unsecured Notes, and, in each case, any refinancings, refundings, renewals, extensions or exchanges thereof (“Refinancing Indebtedness”); provided that (i) such Refinancing Indebtedness is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being refinanced, refunded, renewed, extended or exchanged plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a larger or equal weighted average life than the Indebtedness being refinanced, refunded, renewed, extended or exchanged, (iii) the covenants, events of default and any Guaranty Obligations in respect thereof, taken as a whole, shall not be materially less favorable to the Borrower and its Restricted Subsidiaries (as determined by the Administrative Agent in its reasonable discretion) than those contained in the Indebtedness being refinanced, refunded, renewed, extended or exchanged and (iv) at the time of, and after giving effect to, such refinancing, refunding, renewal, extension or exchange, no Default or Event of Default shall have occurred and be continuing;

(l)additional unsecured Indebtedness of the Borrower or its Restricted Subsidiaries; provided that (i) such Indebtedness matures at least six (6) months after the Maturity Date as in effect at the time of the incurrence of such Indebtedness, (ii) after giving effect to the incurrence of any such Indebtedness on a pro forma basis, as if such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Borrower’s then most recently completed fiscal quarter, the Borrower and its Restricted Subsidiaries would have been in compliance with the financial covenants set forth in Article IX, and the Borrower shall have delivered to the Administrative Agent a certificate of its chief financial officer or treasurer to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (iv) the documentation governing such Indebtedness contains customary market terms;

(m)additional secured Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed (after giving effect to the outstanding principal balance of the Term Loan) an amount equal to ten percent (10%) of Consolidated Tangible Assets, determined, with respect to each incurrence of Indebtedness pursuant to this Section 10.1(m), as of the most recently-ended fiscal quarter for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 7.1 (it being understood that this Section 10.1(m) is a limitation on such Indebtedness on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.1(m) retroactively); provided that (i) the amount of such secured Indebtedness that is recourse to any Credit Party shall not exceed $250,000,000, (ii) such Indebtedness matures at least six (6) months after the Maturity Date as in effect at the time of the incurrence of such Indebtedness and (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing;

(n)Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries, including Indebtedness represented by letters of credit for the account of the Borrower or any Restricted Subsidiary, in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Borrower or its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Borrower or one of its Restricted Subsidiaries and not that of any other Person and, provided, further, that such underlying obligation is not in respect of borrowed money;

(o)Indebtedness of the Borrower consisting of customary indemnification, deferred purchase price adjustments or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets permitted to be acquired hereunder;

(p)Indebtedness of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(q)Indebtedness existing under or permitted by the Existing Credit Agreement as in effect on the Closing Date (including incremental term loans and incremental increases in the Revolving Credit Commitment permitted by the Existing Credit Agreement as in effect on the Closing Date).

provided, that in the event that any Indebtedness in the form of secured term loans or secured notes are incurred or issued by the Borrower under this Section 10.1 (other than as permitted under clauses (e) and (f)) during the term of this Agreement and the All-In Yield of such Indebtedness exceeds the All-In Yield on the Term Loan outstanding at such time by more than 0.50%, then the Applicable Margin for the Term Loan shall automatically be increased to a level such that the All-In Yield on the Term Loan shall be 0.50% less than the All-In Yield on such Indebtedness.

For all purposes of this Agreement, if an item of Indebtedness meets the criteria of more than one of the above clauses, the Borrower (i) shall have the right to determine in its sole discretion the clause to which such Indebtedness is to be allocated, (ii) shall not be required to allocate the amount of such Indebtedness to more than one of such clauses, (iii) may elect in its sole discretion to apportion such Indebtedness between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Indebtedness between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Indebtedness meets the requirements of the clause to which reallocated or reclassified.

Section 10.2  Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(b)Liens or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(c)Liens consisting of judgments or judicial attachment liens (including prejudgment attachment), provided that the enforcement of such Liens is effectively stayed, or payment of which is covered in full (subject to customary deductible) by insurance, or such judgments do not otherwise result in an Event of Default;

(d)Liens or claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) that are not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)Liens consisting of (i) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Restricted Subsidiary is a party or (iii) deposits as security for contested taxes or import or customs duties or for the payment of rent, incurred in the ordinary course of business;

(f)Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property that in the aggregate are not substantial in amount and that do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(g)Liens securing Hedging Obligations so long as the related Indebtedness was incurred in compliance with Section 10.1(b);

(h)leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(i)Liens of the Administrative Agent for the benefit of the Secured Parties under the Loan Documents;

(j)Liens existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into a Restricted Subsidiary (i) that were not created in contemplation of or in connection with such event, (ii) that do not extend to or cover any other property or assets of Borrower or any Restricted Subsidiary and (iii) so long as any Indebtedness related to any such Liens is permitted under Section 10.1(f); provided that, to the extent any such Liens extend to or cover any assets of such Person included in the Collateral, (A) the Borrower shall keep records for the accounts receivable of such Person separate from those of the Borrower and its Restricted Subsidiaries and (B) such Person shall not be merged, consolidated or liquidated with or into the Borrower or any Restricted Subsidiary unless such Liens are released in connection therewith;

(k)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a credit or depository institution;

(l)Liens in existence on the Prior Closing Date and described on Schedule 10.2;

(m)Liens securing Indebtedness permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created within one hundred fifty (150) days of the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such assets at the time of acquisition;

(n)Liens securing Indebtedness permitted under Section 10.1(m); provided that (i) the total Asset Lien Value of assets owned by the Borrower and its Restricted Subsidiaries on the Prior Closing Date that are subject to such Liens shall not exceed (A) an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the end of the fiscal quarter ended immediately prior to the Prior Closing Date less (B) the aggregate amount of all Asset Dispositions made pursuant to Section 10.4(k), and (ii) the total Asset Lien Value subject to such Liens (including those permitted by clause (i) of this proviso) shall not exceed, in the aggregate, an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the most recently-ended fiscal quarter for which financial statements have been furnished pursuant to clauses (a) and (b), respectively, of Section 7.1; provided further that compliance with this Section 10.2(n) shall be determined, in each case, as of the date a Lien is incurred in reliance on this Section 10.2(n) (it being understood that this Section 10.2(n) is a limitation on such Liens on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.2(n) retroactively);

(o)Liens on the Capital Stock of Agecroft to secure the obligations of Agecroft;

(p)Liens in favor of the Borrower or the Subsidiary Guarantors;

(q)Liens on the Capital Stock of Unrestricted Subsidiaries; and

(r)Liens on assets other than Collateral securing Indebtedness under the Existing Loan Documents.

For all purposes of this Agreement and subject to the limitations set forth above, if a Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, the Credit Party in question (i) shall have the right to determine in its sole discretion the clause to which such Lien is to be allocated, (ii) shall not be required to allocate such Lien to more than one of such clauses, (iii) may elect in its sole discretion to apportion such Lien between or among any two or more of such clauses, and (iv) may reallocate or reclassify all or any part of such Lien between or among any one or more of such clauses at any time and from time to time, provided that, at the time such reallocation or reclassification, such Lien meets the requirements of the clause to which reallocated or reclassified.

Section 10.3  Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)any Person may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving Person;

(b)any Person other than the Borrower may be merged with or consolidated into any Restricted Subsidiary; provided that such Restricted Subsidiary shall be the continuing or surviving Person;

(c)any Subsidiary of the Borrower may be liquidated, wound-up and/or dissolved into the Borrower or any Restricted Subsidiary to the extent that such liquidation, winding-up and/or dissolution would not violate Section 8.1; and

(d)any Subsidiary of the Borrower may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition.

Section 10.4  Limitations on Asset Dispositions.  Make any Asset Disposition (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a)the sale or lease of equipment, inventory or other assets in the ordinary course of business;

(b)the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Restricted Subsidiaries;

(c)any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the

Borrower; provided that if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or a Restricted Subsidiary;

(d)the sale or other disposition of investments permitted pursuant to clause (b) of the definition of Permitted Investments;

(e)the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f)the disposition of any Hedging Agreement;

(g)the sale (i) for cash or Purchase Notes by the Borrower or any of its Restricted Subsidiaries of Unoccupied Subject Facilities for a minimum price per bed of $25,000, (ii) for cash of other Subject Facilities having a fair market value not to exceed $55,000,000 in the aggregate in any Fiscal Year, and (iii) for cash of any Prison Facility to the United States Bureau of Prisons or any other federal, state or local governmental agency in connection with a management contract with such entity with respect to such Prison Facility, such Asset Disposition to be for fair market value, as determined in good faith by the board of directors of the Borrower and certified in writing by the board of directors to the Administrative Agent;

(h)any sale or other disposition for cash of Purchase Notes for fair market value;

(i)the sale and leaseback of Unoccupied Subject Facilities to Governmental Authorities in connection with management contracts relating thereto; provided that the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Borrower, of such Unoccupied Subject Facility that is the subject of that sale and leaseback transaction and such transaction is otherwise on terms and conditions reasonably satisfactory to the Administrative Agent;

(j)Asset Swaps; provided that (i) the Borrower would, at the time of such Asset Swap and after giving pro forma effect thereto as if such Asset Swap had been made at the beginning of the applicable four-fiscal quarter period, have been permitted to incur at least $1.00 of additional Indebtedness without declining below a Consolidated Fixed Charge Coverage Ratio of 2.0 to 1.0 for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Asset Swap is to made and (ii) the board of directors of the Borrower determines that the fair market value of the assets received by the Borrower in the Asset Swap is not less than the fair market value of the assets disposed of by the Borrower in such Asset Swap and such determination is evidenced by a resolution of the board of directors of the Borrower set forth in an officer’s certificate delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent; provided further that any Asset Swap involving Collateral will be subject to the requirements of Section 8.17;

(k)Asset Dispositions of assets owned by the Borrower and its Restricted Subsidiaries on the Prior Closing Date, not otherwise permitted pursuant to this Section, in an aggregate amount not to exceed (i) an amount equal to ten percent (10%) of Consolidated Tangible Assets determined as of the end of the fiscal quarter ended immediately prior to the Prior Closing Date less (ii) the aggregate amounts of Liens incurred pursuant to Section 10.2(n) that are subject to clause (i) of the proviso of such Section (after giving effect to the outstanding principal balance of the Term Loan) (after giving effect to any Liens that are released in connection with such Asset Dispositions); provided that compliance with this Section 10.4(k) shall be determined, in each case, as of the date an Asset Disposition is made in reliance on this Section 10.4(k) (it being understood that this Section 10.4(k) is a limitation on such Asset

Dispositions on a prospective basis only and that no Default or Event of Default shall occur under this Section 10.4(k) retroactively);

(l)the sale by CCA (U.K.) Ltd, a U.K. corporation, of its interest in Agecroft;

(m)the sale or other disposition by the Borrower of its interest in the Agecroft Note;

(n)sales or other dispositions permitted pursuant to Section 10.5;

(o)Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $50,000,000 in any Fiscal Year;

(p)the sale of the Prairie Correctional Facility in Appleton, Minnesota, including the corresponding improvements and all personal property at such location owned by the Borrower or any of the other Credit Parties; and

(q)additional Asset Dispositions of assets acquired by the Borrower and its Restricted Subsidiaries after the Prior Closing Date and Designated Assets, subject to the terms and conditions set forth below:

(i)the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Disposition at least equal to (A) the fair market value of the assets (other than Designated Assets) sold or otherwise disposed of or (B) the Designated Asset Value of the Designated Assets sold or otherwise disposed of;

(ii)the fair market value or Designated Asset Value, as applicable, is determined by the board of directors of the Borrower and evidenced by a resolution of such board of directors set forth in an officer’s certificate delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)at least 75% of the consideration received in the Asset Disposition by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this clause (iii) only, each of the following will be deemed to be cash:

(A)any liabilities, as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to this Agreement) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Borrower or such Restricted Subsidiary from further liability;

(B)any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted within ninety (90) days of the applicable Asset Disposition by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(C)100% of the securities, notes or other obligations or Indebtedness actually received by the Borrower as consideration for the sale or other disposition of a Designated Asset pursuant to the terms of a Designated Asset Contract, but only to the extent that such securities, notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to the terms of the applicable Designated Asset Contract;

(D)100% of the Indebtedness actually incurred in favor of the Borrower as consideration for the sale or other disposition of an Unoccupied Subject Facility; and

(E)any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in the Asset Disposition.

For the avoidance of doubt, a lease by the Borrower or a Subsidiary, as lessee, of any asset disposed of in a transaction not prohibited by this Section 10.4, shall be permitted so long as such lease is not otherwise prohibited by this Agreement.

Section 10.5  Restricted Payments.  (a)  Declare or pay any dividend or make any other payment or distribution on account of the Borrower’s, or any Restricted Subsidiary’s, Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Borrower’s or any Restricted Subsidiary’s Capital Stock in their capacity as such (other than dividends or distributions (i) payable in Capital Stock (other than Disqualified Stock) of the Borrower or (ii) payable to the Borrower and/or a Restricted Subsidiary of the Borrower or payable from a Foreign Subsidiary to another Foreign Subsidiary), (b) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Capital Stock of the Borrower, (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or a payment of principal or interest on Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, or (d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”); provided that:

(A)during any time in which no Event of Default exists, the Borrower may redeem, repurchase, retire, defease or otherwise acquire any Subordinated Indebtedness of the Borrower or any Restricted Subsidiary or any Capital Stock of the Borrower in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock);

(B)during any time in which no Event of Default exists, the Borrower may defease, redeem, repurchase or otherwise acquire Subordinated Indebtedness of the Borrower or any Restricted Subsidiary with the net cash proceeds from an incurrence of Refinancing Indebtedness;

(C)during any time in which no Event of Default exists, any Restricted Subsidiary may (1)  make loans or advances to the Borrower or any of its Restricted Subsidiaries and (2) pay any dividend or the make any other distribution (x) to the Borrower or any Restricted Subsidiary or (y) to the holders of its Capital Stock on a pro rata basis;

(D)during any time in which no Event of Default exists, the Borrower may repurchase its Capital Stock if deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof or represents shares tendered by an existing or former employee of the Borrower or any Subsidiary (or the estate, heirs or assigns of such employee) to satisfy the employer’s minimum statutory tax-withholding obligation related to employee stock awards;

(E)during any time in which no Event of Default exists, the Borrower may, for any Fiscal Year ending during the term of this Agreement, declare and make Restricted Payments (excluding

Restricted Payments otherwise permitted under this Section 10.5) in an aggregate amount equal to the greater of (i) ninety-five percent (95%) of Funds from Operations for such Fiscal Year and (ii) with respect to any tax year of the Borrower, such amount as may be necessary for the Borrower to maintain the Borrower’s eligibility to be taxed as a REIT for such tax year; provided that, notwithstanding the foregoing, the Borrower may also make Restricted Payments in an amount equal to the amount that would need to be distributed to all of the Borrower’s stockholders in order for the Borrower to make the minimum distributions required to be distributed to its stockholders under the Code (a) to avoid the payment of taxes imposed under Sections 857(b)(1) and 4981 of the Code, and (b) to avoid the payment of taxes imposed under Section 857(b)(3) of the Code;

(F)during any time in which an Event of Default exists (unless the Obligations have been accelerated or an Event of Default pursuant to Section 11.1(a), (b), (i) or (j) has occurred and is continuing), the Borrower may, with respect to any tax year of the Borrower, make Restricted Payments in such amount as may be necessary for the Borrower to maintain the Borrower’s eligibility to be taxed as a REIT for such tax year; provided that notwithstanding the foregoing, the Borrower may also make Restricted Payments in an amount equal to the amount that would need to be distributed to all of the Borrower’s shareholders in order for the Borrower to make the minimum distributions required to be distributed to its shareholders under the Code (a) to avoid the payment of taxes imposed under Sections 857(b)(1) and 4981 of the Code, and (b) to avoid the payment of taxes imposed under Section 857(b)(3) of the Code; and

(G)during any time after the Obligations shall have been accelerated or after an Event of Default pursuant to Section 11.1(a), (b), (i) or (j) has occurred and is continuing, the Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary that is a Credit Party.

Section 10.6  Limitations on Exchange and Issuance of Disqualified Stock.  Issue, sell or otherwise dispose of any class or series of Disqualified Stock.

Section 10.7  Transactions with Affiliates.  Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i)transactions permitted by Sections 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6;

(ii)transactions existing on the Prior Closing Date and described on Schedule 10.7;

(iii)normal compensation and reimbursement of reasonable expenses of officers and directors;

(iv)transactions between or among the Borrower and/or its Restricted Subsidiaries;

(v)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Borrower and its Restricted Subsidiaries; and

(vi)other transactions (including employment agreements and indemnity agreements) in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party, as determined in good faith by the board of directors of the Borrower.

Section 10.8  Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP (it being agreed that a conversion from GAAP to IFRS shall be permitted) or (b) except pursuant to a transaction permitted by Section 10.3, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders hereunder.

Section 10.9  Amendments; Payments and Prepayments of Material Indebtedness.

(a)Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Material Indebtedness (including the Senior Unsecured Notes) in any respect that would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Material Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (including (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof), other than the prepayment of Material Indebtedness permitted hereunder (including as otherwise permitted pursuant to Section 10.5); provided, however, that (A) the Borrower may make optional or voluntary payments on any Senior Unsecured Note (or any Refinancing Indebtedness) so long as the Borrower has demonstrated that the pro forma Consolidated Total Leverage Ratio is less than 4.75 to 1.00 as of the date of any such payment and after giving effect thereto and (B) the Borrower and its Restricted Subsidiaries may make optional or voluntary payments or prepayments of (i) the Term Loan, the Revolving Credit Facility or the Existing Term Loan and (ii) any intercompany Indebtedness incurred pursuant to Section 10.1(i).

Section 10.10  Restrictive Agreements.

(a)Enter into any Indebtedness (other than the Senior Unsecured Notes and any Refinancing Indebtedness) that restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties as security for the Obligations, other than the assets or properties securing such Indebtedness.

(b)Enter into or permit to exist any agreement (other than the Senior Unsecured Notes and any Refinancing Indebtedness) that impairs or limits the ability of any Restricted Subsidiary of the Borrower to pay dividends to the Borrower.

Section 10.11  Nature of Business.  Engage in any business other than a Permitted Business.

Section 10.12  Impairment of Security Interests.  Take or omit to take any action that would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral.

Section 10.13  Use of Proceeds.  Use the proceeds of the Extensions of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve

System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (except to the extent that such purchase would not cause more than 25% of the aggregate value of the assets of the Borrower and its Subsidiaries on a consolidated basis that are subject to the provisions of Section 10.2 or Section 10.4, or that are subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 11.1(g), to consist of margin stock).

Section 10.14  Sanctions; Anti-Corruption Laws.

(a)Directly or indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of, or business with, any Sanctioned Person, or in any Sanctioned Country Jurisdiction, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

(b)Directly or indirectly use the proceeds of any Extension of Credit for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to which the Borrower or any of its Subsidiaries are subject.

Article XI

DEFAULT AND REMEDIES

Section 11.1  Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)Default in Payment of Principal of Term Loan.  The Borrower shall default in any payment of principal of the Term Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on the Term Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made, by or on behalf of the Borrower or any other Credit Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

(d)Default in Performance of Certain Covenants.  The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2, 7.4(e)(i), 8.1 (solely with respect to existence of the Borrower) or Articles IX or X.

(e)Default in Performance of Other Covenants and Conditions.  The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (except as otherwise specifically provided in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained actual knowledge thereof.

(f)Hedging Agreement.  The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by such Credit Party as a result thereof exceeds $25,000,000.

(g)Material Indebtedness Cross-Default.  The Borrower or any other Credit Party shall (i) default in the payment of any Material Indebtedness (other than the Term Loan) beyond the period of grace if any, provided in the instrument or agreement under which such Material Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Material Indebtedness (other than the Term Loan) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Material Indebtedness to become due prior to its Stated Maturity (any applicable grace period having expired).

(h)Change in Control.  Any Change in Control shall occur.

(i)Voluntary Bankruptcy Proceeding.  The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Restricted Subsidiary thereof or for all or any substantial part of the assets thereof, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under any Debtor Relief Laws) shall be entered.

(k)Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral purported to be covered thereby (subject to Permitted Liens), in each case other than in accordance with the express terms hereof or thereof.

(l)Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts that, under the provisions of any Pension Plan or Section 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an Unfunded Pension Liability in excess of $25,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000.

(m)Judgment.  A judgment or order for the payment of money that causes the aggregate amount of all such judgments, in any Fiscal Year, to exceed $25,000,000 in excess of amounts covered by independent third-party insurance as to which the insurer does not dispute coverage, shall be entered against the Borrower or any Credit Party by any court, and such judgment or order shall continue without having been discharged, vacated, stayed or bonded for a period of thirty (30) consecutive days after the entry thereof.

Section 11.2  Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)Acceleration; Termination of Facilities.  Declare the principal of and interest on the Term Loan at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding;

(b)[Reserved.]; and

(c)Rights of Collection.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

Section 11.3  Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.4  Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such (ratably among the Administrative Agent in proportion to the respective amounts described in this clause First payable to it);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Section 11.5  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.3 and 13.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 13.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.6  Credit Bidding.

(a)With the written consent of the Required Lenders, the Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Article XII

THE ADMINISTRATIVE AGENT

Section 12.1  Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints Nomura to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent”, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XII and XIII (including Section 13.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 12.2  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.3  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.4  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such portion of the Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.5  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 12.6  Resignation or Removal of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)[Reserved].

Section 12.7  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.8  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 12.9  Collateral and Guaranty Matters.

(a)Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(i)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon repayment of the outstanding principal of and all accrued interest on the Term Loan and payment of all outstanding fees and expenses hereunder, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition or other transaction permitted hereunder or under any other Loan Document, (C) [reserved] or (D) subject to Section 13.2, if approved, authorized or ratified in writing by the Required Lenders;

(ii)to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien (except Permitted Liens permitted solely by Section 10.2(n)); and

(iii)to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, and any other Security Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 12.10  [Reserved].

Section 12.11  Lender ERISA Representation.

(a)Each Lender (x) represents and warrants, as of the Closing Date (with such Lender’s execution of the amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loan,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loan and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loan and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loan and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the Closing Date (with such Lender’s execution of the amendment on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Article XIII

MISCELLANEOUS

Section 13.1  Notices.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:	CoreCivic, Inc. 5501 Virginia Way, Suite 110 Brentwood, Tennessee 37027 Attention: Chief Financial Officer Telephone No.: (615) 263-3131 Telecopy No.: (615) 263-3010 Website: www.corecivic.com
With copies to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attention: F. Mitchell Walker Telephone No.: (615) 742-6275 Telecopy No.: (615) 742-2775
If to Nomura as Administrative Agent:	Nomura Corporate Funding Americas, LLC 309 West 49th Street New York, NY 10019 Attention: US Loan Support Telecopy No.: (646) 587-1328 Email: usloansupport@nomura.com
With copies to:

Cortland Capital Market Services LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

Attention: Agency Services - Nomura

Telephone No.: (312) 262-3166

Telecopy No.:  (312) 376-0751

Email:  NomuraAgency@cortlandglobal.com

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office that shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which the Term Loan will be disbursed.

(d)Platform.

(i)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or breach in bad faith of such Agent Party’s contractual obligations hereunder; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

Section 13.2  Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)[reserved];

(b)[reserved];

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, the Term Loan, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any portion of the Term Loan or to reduce any fee payable hereunder;

(e)change Section 4.4 or Section 11.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 12.9), without the written consent of each Lender; or

(h)release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 12.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent as such under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

Section 13.3  Expenses; Indemnity.

(a)Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall, promptly following written demand therefor, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender in connection with the enforcement or preservation of any rights (including the reasonable fees, charges and disbursements of counsel therefor and all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of the Term Loan) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loan, including the fees and disbursements of counsel to the Administrative Agent and each Lender; provided that, so long as no Default or Event of Default exists, such reimbursement for legal fees and disbursements shall be limited to the fees and disbursements of one primary counsel designated by the Administrative Agent plus the fees and disbursements of any local and specialist counsel engaged by the Administrative Agent.

(b)Indemnification by the Borrower.  The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related costs and expenses (including the fees, settlement costs, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loan, this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs or expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

This Section 13.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

Section 13.4  Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the

Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 13.5  Governing Law; Jurisdiction, Etc.

(a)Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts or choice of law principles thereof, other than such principles that are stated in Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

(b)Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding that is not subject to appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)Waiver of Venue; Objection.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 13.6  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.7  Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 13.8  Injunctive Relief; Punitive Damages.

(a)The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages, to the extent permitted by Applicable Law and principles of equity.

(b)To the extent permitted by Applicable Law, the Administrative Agent, the Lenders and the Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 13.9  Accounting Matters.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 13.10  Successors and Assigns; Participations.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it); provided that

(i)except in the case of an assignment of the entire remaining amount of the portion of the Term Loan at the time owing to such assigning Lender, the principal outstanding balance of the portion of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof or to an Approved Fund with respect thereto, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Term Loan assigned;

(iii)no consent shall be required for any assignment except to the extent required by subsections (b)(i) and (b)(iv) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan unless such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(C)[reserved];

(D)[reserved];

(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, a duly executed IRS Form W-9 (or other applicable tax form) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(v)no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vi)no such assignment shall be made to a natural person; and

(vii)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Term Loan previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all the Term Loan.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the portion of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a part of the portion of the Term Loan owing to it); provided that (i) such Lender’s rights and obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the exercise of such rights and the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 13.2 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements under Section 4.11(g) (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be presumed correct absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(g) as though it were a Lender.

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)[Reserved.]

Section 13.11  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, accountants, legal counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent, any Lender or any of their respective Affiliates or in accordance with any such Person’s regulatory compliance policy if such Person deems the same to be necessary for the mitigation of claims by those authorities against such Person or any of its Affiliates.  For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Term Loan Commitments. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities laws.

Section 13.12  Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 13.13  All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

Section 13.14  Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 13.15  Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 13.16  Severability of Provisions.  Any provision of this Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.17  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 13.18  Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 13.19  Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document (except for contingent Obligations that expressly survive the termination of this Agreement or any other Loan Document) shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement that survives such termination.

Section 13.20  Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 13.21  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a board range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.22  USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and Subsidiary Guarantors, which information includes the name and address of each Borrower and Subsidiary Guarantor and other information that will allow such Lender to identify such Borrower or Subsidiary Guarantor in accordance with the PATRIOT Act.

Section 13.23  Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents that imposes additional burdens on the Borrower or its Restricted Subsidiaries or further restricts the rights of the Borrower or its Restricted Subsidiaries or gives the Administrative Agent or

Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

Section 13.24  Electronic Execution of Assignments and Certain Other Documents.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it; and provided further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 13.25  [Reserved.]

Section 13.26  [Reserved.]

Section 13.27  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 13.28  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 13.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized officers, all as of the date and year first written above.

BORROWER:

CORECIVIC, INC.

By:

Name:David M. Garfinkle

Title:	Executive Vice President and Chief Financial Officer

Term Loan Credit Agreement

CoreCivic, Inc.

Signature Page

ADMINISTRATIVE AGENT AND lENDERS:

Nomura Corporate Funding Americas, LLC, as Administrative Agent

By:_____________________________________

Name:_____________________________________

Title:_____________________________________

Term Loan Credit Agreement

CoreCivic, Inc.

Signature Page

Nomura Corporate Funding Americas, LLC, as a Lender

By:_____________________________________

Name:_____________________________________

Title:_____________________________________

Term Loan Credit Agreement

CoreCivic, Inc.

Signature Page